Exhibit 10.1

EXECUTION VERSION

COLLABORATION AGREEMENT

BY AND BETWEEN

EPIRUS SWITZERLAND GMBH

AND

SWISS PHARMA INTERNATIONAL AG

JULY 13, 2015

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

TABLE OF CONTENTS

1.	DEFINITIONS.		1
2.	LICENSES.		8
	2.1.	License to Partner.	8
	2.2.	License to Epirus.	8
	2.3.	Right to Sublicense.	8
	2.4.	Retained Rights; No Other Rights.	8
	2.5.	Additional Licensed Compounds.	9
	2.6.	Affiliates.	9
3.	GOVERNANCE.		9
	3.1.	General.	9
	3.2.	Joint Management Committee General.	10
	3.3.	Cooperation with Experts.	10
4.	DEVELOPMENT.		12
	4.1.	Development Plan.	12
	4.2.	Development Costs.	12
	4.3.	Communication.	13
5.	REGULATORY MATTERS.		13
	5.1.	Preparation and Ownership of Regulatory Materials.	13
	5.2.	Communications with Regulatory Authorities.	14
	5.3.	Cooperation.	14
	5.4.	Recalls.	14
	5.5.	Pharmacovigilance and Safety Monitoring Activities.	14
	5.6.	Right of Reference.	15
6.	MANUFACTURING AND SUPPLY.		15
	6.1.	General.	15
	6.2.	Process Development & Scale-up.	15
	6.3.	Other Manufacturing.	15
	6.4.	Partner’s Ability to Become a Second Manufacturing Source.	16
	6.5.	Quality Agreements; Audit.	16
	6.6.	Regulatory Inspections.	16
7.	COMMERCIALIZATION.		17
	7.1.	Generally.	17

i

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

	7.2.	Commercialization Plan; Commercialization Reports.	17
	7.3.	Costs of Commercialization.	18
	7.4.	Trademarks; Packaging; Promotional Materials.	18
	7.5.	Diligence.	19
	7.6.	Exclusivity.	19
	7.7.	Product Rights Outside the Territory.	20
8.	PROFIT SHARE.		20
	8.1.	Profit Share.	20
	8.2.	Collaboration P&L.	20
	8.3.	Profit Share Payments and Reports.	21
	8.4.	Currency of Payment.	21
	8.5.	Late Payments.	21
	8.6.	Taxes.	21
9.	RECORDS AND AUDITS.		22
	9.1.	Records.	22
	9.2.	Financial Audit Rights.	22
	9.3.	Survival.	22
10.	INTELLECTUAL PROPERTY AND INVENTIONS.		22
	10.1.	Ownership of Inventions.	22
	10.2.	JMC Approval of Third Party Licenses; [***].	23
	10.3.	Patent Prosecution and Maintenance.	23
	10.4.	Third Party Claims and Enforcement.	24
	10.5.	Further Actions.	25
11.	REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMERS; LIMITATION OF LIABILITY.		25
	11.1.	Representations and Warranties of the Parties.	25
	11.2.	Disclaimer.	26
12.	CONFIDENTIALITY.		26
	12.1.	Confidential Information.	26
	12.2.	Degree of Care; Permitted Use.	26
	12.3.	Exceptions.	27
	12.4.	Permitted Disclosures.	27
	12.5.	Return of Confidential Information.	27
	12.6.	Public Disclosure.	27

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

13.	INDEMNITIES; LIABILITY; INSURANCE.		28
	13.1.	Indemnification by Partner.	28
	13.2.	Indemnification by Epirus.	28
	13.3.	Indemnification Procedure.	28
	13.4.	Insurance.	30
	13.5.	Exclusion of Damages.	29
14.	TERM AND TERMINATION.		29
	14.1.	Term; Expiration.	29
	14.2.	Termination for Breach.	29
	14.4.	Termination upon Insolvency.	30
	14.5.	Termination upon Legal Challenge on Epirus Patent Rights.	30
	14.6.	Consequences of Expiration and Termination.	30
	14.7.	Alternative Remedy for Material Breach by Epirus.	30
	14.8.	Surviving Obligations.	31
	14.9.	Rights in Bankruptcy.	31
15.	DISPUTE RESOLUTION.		31
	15.1.	Exclusive Dispute Resolution Mechanism.	31
	15.2.	Resolution by Executive Officers.	32
	15.3.	Arbitration.	32
	15.4.	Preliminary Injunctions.	32
	15.5.	Patent Disputes.	32
16.	MISCELLANEOUS.		33
	16.1.	Assignment.	33
	16.2.	Future Acquisition of a Party or its Business.	33
	16.3.	Notices.	33
	16.4.	Further Actions.	34
	16.5.	Force Majeure.	34
	16.6.	Amendment.	34
	16.7.	Waiver.	34
	16.8.	Construction.	34
	16.9.	Governing Law.	35
	16.10.	Severability.	35
	16.11.	Entire Agreement.	35
	16.12.	Counterparts; Electronic Delivery.	35

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBITS

Exhibit A – Initial JMC Decision Calendar

Exhibit B – Initial Development Plan

Exhibit C – Initial Target Product Profiles

Exhibit D – Initial Commercialization Plan

Exhibit E – Press Release

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Execution Version

COLLABORATION AGREEMENT

This Collaboration Agreement (together with any exhibits attached hereto, this “Agreement”) is made and entered into as of July 13, 2015 (the “Effective Date”), by and between Epirus Switzerland GmbH, a Swiss corporation, having its principal place of business at General-Guisan-Strasse 6, 6303, Zug, Switzerland (“Epirus”), and Swiss Pharma International AG, a Swiss corporation, with an address at Waldmannstrasse 8, 8001, Zurich, Switzerland (“Partner”).  Epirus and Partner are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Epirus owns or controls certain products and intellectual property rights related to biosimilar molecules, including biosimilars of infliximab, adalimumab and tocilizumab;

Whereas, Partner is an Affiliate of Pharmaceutical Works Polpharma S.A., a Polish corporation which is involved in the development, manufacture and commercialization of pharmaceutical products;

Whereas, the Parties desire to enter into a multi-product profit-share collaboration for the joint development and commercialization of the Licensed Products in the Territory (each as defined below) on the terms and conditions stated herein;

Whereas, Epirus is willing to grant to Partner, and Partner desires to obtain, a license under the Epirus Technology to Develop and Commercialize Licensed Products in the Territory (all as defined below), on the terms and conditions stated herein; and

Whereas, Partner is willing to grant to Epirus, and Epirus desires to obtain, a license under the Partner Technology to Develop and Manufacture Licensed Products worldwide and Commercialize Licensed Products outside the Territory (all as defined below), on the terms and conditions stated herein.

Now, Therefore, Epirus and Partner hereby agree as follows:

AGREEMENT

1.DEFINITIONS.

Unless specifically set forth to the contrary in this Agreement, the following terms, whether used in the singular or plural, shall have the meanings set forth below.

1.1.“Affiliate” means any individual, corporation, association or other business entity, which directly or indirectly controls, is controlled by or is under common control with the Party in question.  As used in this definition of “Affiliate,” the term “control” means the direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation, association or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise.

1.2.“Applicable Law” means laws, statutes, ordinances, codes, rules and regulations as applicable, to which a Party is subject during the Term, including cGMP, in each case to the extent that the same are applicable to the performance by the Parties of their respective obligations under this Agreement.

1.3.“Bioequivalence Study” means, with respect to a Licensed Product, the [***] of such Licensed Product as a Biosimilar to the related Reference Product in a clinical study in healthy volunteers or patients.

1.4."Biosimilar" means a pharmaceutical product that is highly similar to an already approved biological medicine containing reference active ingredient and "biosimilar to" used with respect to a Licensed Compound or Licensed Product means that the respective Licensed Compound or Licensed Product is highly similar to an already approved biological medicine, i.e. having the same amino acid sequence and meeting other comparability criteria,  as defined by EMA in its guidelines on Similar Biological Medicinal Products and containing, respectively, infliximab, adalimumab, or tocilizumab as an active ingredient.

1.5“cGMP” means current good manufacturing practices.

1.6“Clinical Trial(s)” “Clinical Trial(s)”  means any and all of a Phase I clinical trial, Phase II clinical trial, Phase III clinical trial and any post-marketing or “Phase IV” clinical trial, or a variation of such trials generating data to establish biosimilarity between Licensed Compounds and their respective Reference Products (as such trials are defined under applicable US FDA guidelines or similar guidelines of any other applicable Regulatory Authority in the Territory.

1.7"Clinical Trial Costs" means FTE Costs and Out of Pocket Costs incurred for Clinical Trials in accordance with the Development Plan.

1.8“Commercialization” or “Commercialize”  means any and all activities directed to the marketing, promotion, distribution, offering for sale, and selling of a Licensed Product, importing and exporting of a Licensed Product for sale, including interacting with Regulatory Authorities in a country regarding the foregoing after obtaining Regulatory Approval of such Licensed Product in such country and obtaining pricing and reimbursement approvals from such Regulatory Authorities.

1.9“Commercially Reasonable Efforts” means the level of efforts and resources (including the promptness with which such efforts and resources would be applied) consistent with the efforts and resources normally used by a similarly situated pharmaceutical or biotechnology company in the exercise of its reasonable business discretion relating to the manufacture, development or commercialization of a pharmaceutical product with similar product characteristics that is of similar market potential at a similar stage of development or commercialization, taking into account issues of efficacy, safety, product profile, anticipated or approved labeling, present and future market potential, competitive market conditions, the proprietary position of the drug substance or product, the regulatory structure involved, and other technical, legal, scientific, medical or commercial factors, and the profitability of the product.

1.10“Control” or “Controlled”  means, with respect to any Know-How, Patent Right, Regulatory Approval or other intellectual property right, the ability to grant the right to access or use such item or a license or sublicense with respect thereto without violating any Applicable Law or breaching the terms of any agreement or other arrangement with any Third Party.  Notwithstanding the foregoing, with respect to any Patent Right, Know-How, Regulatory Approvals or other intellectual property right acquired or in-licensed for which a Party would be required to make payments to any Third Party in connection with the license or access granted to the other Party under this Agreement, such intellectual property shall be treated as “Controlled” by the licensing Party only to the extent that the other Party agrees to and does promptly pay to the licensing Party its share of any applicable [***], including as contemplated in Section 10.2 (JMC Approval of Third Party Licenses; [***]).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.11“Cost of Goods” means, with respect to the supply of a Licensed Product: (i) where a Party Manufactures such Licensed Product, the reasonable internal and Out of Pocket Costs incurred by such Party in Manufacturing such Licensed Product, including the fully allocated cost of Manufacture of such Licensed Product, consisting of [***], all calculated strictly in accordance with GAAP], and (ii) where such Licensed Product is Manufactured by a Third Party manufacturer, [***].

1.12“Development” or “Develop” means the research, development and regulatory activities relating to obtaining or maintaining Regulatory Approval of a Licensed Product, including preclinical testing, toxicology and pharmacology studies, statistical analysis and report writing, Clinical Trials, and preparation of applications for Regulatory Approval, but excluding Manufacturing and Commercialization.

1.13“Development Cost” means FTE Costs and Out of Pocket Costs, including Cost of Goods for Licensed Products used in Development activities in accordance with the Development Plan.

1.14“Development Cost Allocation” means (i) [***] of Epirus’s Clinical Trial Costs incurred in connection with the Global Development Activities, and (ii) [***] of the Development Costs, incurred by Epirus or Partner in connection with the Local Development Activities within the Territory.

1.15“EMA” means the European Medicines Agency and any successor entity thereto.

1.16“Epirus Know-How” means all Know-How that is (i) Controlled by Epirus or its Affiliates as of the Effective Date or during the Term that is not publicly known, even though parts thereof may be publicly known and (ii) necessary or useful to Develop, make, use, sell, offer for sale, import or export of Licensed Product, regardless of whether such Know-How was previously created for or could be applied to a different purpose and other than Partner Know-How.

1.17“Epirus Patent Rights” means any Patent Right that (i) is Controlled by Epirus or its Affiliates as of the Effective Date or during the Term and (ii) claims an invention that is useful or necessary to Develop, make, use, sell, offer for sale, import or export Licensed Product and other than Partner Patent Rights.  As of the Effective Date there are no Epirus Patent Rights.

1.18“Epirus Technology” means Epirus Know-How and Epirus Patent Rights.

1.19“FDA” means the U.S. Food and Drug Administration or any successor entity thereto.

1.20“Field” means the treatment of human diseases and conditions.

1.21“First Commercial Sale”  means, with respect to each Licensed Product, the first sale of such Licensed Product by Partner or its Sublicensees to Third Parties for use or consumption of Licensed Product in a country in the Territory following Regulatory Approval in such country.

1.22“FTE” means a full-time or full-time equivalent scientific or technical employee, sales employee, or other employee involved with Development or Commercialization activities, in each case, carried out by an appropriately qualified employee of a Party, based on one thousand nine hundred (1,900) person-hours per year.    For example, where a full-time or part-time employee devotes only four hundred seventy-five (475) hours per year to the Development or Commercialization of a Licensed Product (with the remainder of his or her time devoted to other duties), that employee would be counted as twenty-five percent (25%) of an FTE.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.23“FTE Cost” means the cost of an FTE [***] calculated using an hourly rate for each category of FTE based on the FTE’s job description, set forth in the Development Budget most recently approved by the JMC or in the applicable Commercialization Budget most recently approved by the JMC, and in all cases, consistent with the Collaboration P&L.

1.24“GAAP” means, with respect to a Party, generally accepted accounting principles as consistently applied by such Party in its audited accounting statements.

1.25“Know-How” means not publicly known ideas, inventions, information, business methods, discoveries, diagrams, plans, concepts, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, designs, drawings, computer programs, skill, experience, documents, results, clinical and regulatory strategies, test data (including pharmacological, toxicological and clinical data, analytical and quality control data, manufacturing data and descriptions), patent and legal data, market data, and financial data or descriptions, and the like, in written, electronic or other form, now known or hereafter developed, whether or not patentable, and all improvements thereto.

1.26“Licensed Compound” means (i) Epirus’s proprietary compounds known as BOW015, a Biosimilar to infliximab, BOW-050, a Biosimilar to adalimumab, and BOW-070, a Biosimilar to tocilizumab, which are each monoclonal antibodies against TNF-α, and (ii) any other proprietary compound Controlled by Epirus or Partner that is added to this Agreement pursuant to an amendment entered into pursuant to Section 2.5 (Additional Licensed Compounds

1.27“Licensed Product”  means any formulated finished pharmaceutical product that contains a Licensed Compound as an active ingredient and may also contain other active ingredients or inactive ingredients (such as fillers, stabilizers, and preservatives), and adjuvants, and includes its delivery system (i.e. unit dosage forms comprising syringes, vials, tablets, lyophilized powders and cakes, etc.), as initially identified in the Target Product Profile for such Licensed Compound in Exhibit C attached hereto.

1.28 “Manufacture” or “Manufacturing” means all activities related to the manufacturing of a Licensed Product, or any ingredient thereof, for Development or for Commercialization, including cell bank production culture, test method development and stability testing, purification, harvesting, polishing, formulation, process development, scale-up, manufacturing, whether in bulk or finished form, fill and finish, packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance, release, and regulatory activities related to any of the foregoing.

1.29“Marketing Authorization”  means a regulatory application filed with the EMA seeking Regulatory Approval to market a biological, pharmaceutical or diagnostic product, and all amendments and supplements thereto filed with the EMA.

1.30“Materials” means compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.31“Net Sales” means, with respect to a Licensed Product in any particular period, the aggregate gross invoiced sales prices from the sale of Licensed Products sold by Partner in the Territory (plus, in the case of any Licensed Products to be sold at the direction of Partner by its Sublicensees, any upfronts, milestone, royalties or other sublicense revenue received from such Sublicensees for such Licensed Product during such period), less the following deductions, actually incurred, paid or accrued by Partner in accordance with GAAP: (i) normal trade, quantity and cash discounts, rebates, or similar payments actually granted or given to wholesalers or other distributors, buying groups, health care

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

insurance carriers, managed care entities or other institutions, including any government-mandated rebates; (ii) returns, rejections or recalls (due to spoilage, damage, expiration of useful life or otherwise); (iii) reasonable freight, packing, shipping and postage charges; and (iv) customs or excise taxes on the sale of a Licensed Product required by Applicable Law, including import duties, value added, sales and use tax and other taxes (except income taxes) or duties relating to importation, use or sales of a Licensed Product.  In the event of any sale or other disposal for value, such as barter or counter-trade, of a Licensed Product, other than an arms length transaction for cash, Net Sales shall be calculated as above based on the value of the non-cash consideration received or the fair market price (if higher) of such Licensed Product in the country of sale or disposal, as determined in accordance with GAAP.

1.32“Operating Margin” means, with respect to a Licensed Product in the Territory, the Net Sales of the Licensed Product less the following deductions, in each case, without duplication: (i) the Cost of Goods for such Licensed Product, (ii) [***] incurred by Partner after the First Commercial Sale of such Licensed Product in the Territory, as provided in Section 10.2 (JMC Approval of Third Party Licenses; [***]), (iii) Shared Commercialization Costs related to such Licensed Product, (iv) Losses and Claims incurred by Partner in the Territory with respect to intellectual property and product liability claims relating to such Licensed Product (including amounts for which Partner indemnifies Epirus pursuant to Article 13 (Indemnities; Liability; Insurance)), and (v) costs or expenses incurred by Partner relating to enforcement of intellectual property related to such Licensed Product, as provided in Section 10.4.3(d) (Enforcement of Patent Rights).

1.33“Out of Pocket Costs” means all out of pocket amounts paid by a Party to Third Parties related to the Development, Manufacture or Commercialization of Licensed Products, which may include [***].

1.34“Partner Know-How” means all Know-How that is (i) Controlled by Partner or its Affiliates as of the Effective Date or during the Term that is not publicly known, even though parts thereof may be publicly known and (ii) necessary or useful to Develop, make, use, sell, offer for sale, import or export of Licensed Product, regardless of whether such Know-How was previously created for or could be applied to a different purpose and other than Epirus Know-How.

1.35“Partner Patent Rights” means any Patent Right that (i) is Controlled by Partner or its Affiliates as of the Effective Date or during the Term and (ii) claims an invention that is useful or necessary to develop, make, use, sell, offer for sale, import or export Licensed Product.  As of the Effective Date there are no Partner Patent Rights.

1.36“Partner Technology” means Partner Know-How and Partner Patent Rights.

1.37“Patent Rights” means (i) letters patent (or other equivalent legal instrument), including utility and design patents, and including any term adjustment, extension, substitution, registration, confirmation, reissue, re-examination, or renewal thereof and all equivalents and foreign counterparts of any of the foregoing and (ii) any application for any of the foregoing, including any provisional application, reissue application, re-examination application, continuation application, continued prosecution application, continuation-in-part application, or a divisional application, all equivalents and foreign counterparts of any of the foregoing.

1.38“Reference Product” means the previously authorized biological medicine, comparable to which the Biosimilar is developed following guidelines by the US FDA or similar guidelines of any other applicable Regulatory Authority in the Territory.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.39“Regulatory Approval” means any approvals, licenses, registrations or authorizations by any applicable Regulatory Authority, necessary for the Development, Manufacture or Commercialization of Licensed Product in the Territory.  For clarity, Regulatory Approval excludes [***].

1.40“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities, including the FDA and EMA, regulating or otherwise exercising authority with respect to the Development, Manufacture or Commercialization of Licensed Product in the Territory.

1.41“Regulatory Materials” means any and all regulatory submissions, applications, regulatory reports, safety reports, registrations, filings, approvals and associated Drug Master File(s), label(s), labeling, package insert(s) and packaging and associated correspondence required to Develop, Manufacture, market, sell and import Licensed Product.

1.42“Sublicensee” means any person or entity to which a Party grants a sublicense under the rights granted to such Party under this Agreement.

1.43“Territory” means (i) all the countries of the European Union as of the Effective Date excluding Austria, Belgium, Denmark and Finland, Luxembourg, the Netherlands and Sweden, and (ii) Algeria, Armenia, Azerbaijan, Bahrain, Belarus, Bosnia-Herzegovina, Iraq, Jordan, Kazakhstan, Kosovo, Kyrgyzstan, Kuwait, Lebanon, Macedonia, Moldova, Montenegro, Morocco, Oman, Qatar, Russia, Saudi Arabia, Serbia, Tajikistan, Tunisia, Turkey, Turkmenistan, Ukraine, United Arab Emirates, Uzbekistan and Yemen; provided,  however, that “Territory” shall not include Algeria, Kazakhstan, Morocco, Tunisia or Ukraine for any Licensed Products containing the Licensed Compound BOW-015, a Biosimilar to infliximab unless and until such countries are included in the Territory according to Section 11.1.9, and (iii) any other country added to the Territory by the JMC following discussion and mutual agreement of the Parties pursuant to this Agreement.

1.44“Third Party” means any person or entity other than Epirus, Partner, or an Affiliate of either of them.

1.45“Additional Definitions.”  Each of the following terms has the meaning set forth in the corresponding section of this Agreement indicated below:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Definition:	Section:
Acquirer	16.2 (Future Acquisition of a Party or its Business)
Agreement	Preamble
[***]	[***]
Collaboration P&L	8.2 (Collaboration P&L)
Commercialization Budget	7.2 (Commercialization Plan; Commercialization Reports)
Commercialization Plan	7.2 (Commercialization Plan; Commercialization Reports)
Committee	3.1 (General)
Confidential Information	12.1 (Confidential Information)
Disputes	15.1 (Exclusive Dispute Resolution Mechanism)
Development Budget	4.1 (Development Plan)
Development Plan	4.1 (Development Plan)
Development Reconciliation Statement	4.2 (Development Costs)
Effective Date	Preamble
Epirus	Preamble and 2.6 (Affiliates)
Epirus Indemnitees	13.1 (Indemnification by Partner)
Executive Officers	15.2 (Resolution by Executive Officers)
Global Development Activities	4.1 (Development Plan)
Global Product Marks	7.4.1 (Trademarks)
Historical Collaboration P&L	13.3 (Profit Share Payments and Reports)
Indemnitee	13.3 (Indemnification Procedure)
Indemnitor	13.3 (Indemnification Procedure)
Inventions	10.1 (Ownership of Inventions)
JMC Critical Matters	10.1.2 (Decision-Making)
Joint Invention	10.1.2 (Joint Inventions)
Joint Patents	10.3.3 (Joint Patents)
Joint Management Committee or JMC	3.1 (General)
Local Development Activities	4.1 (Development Plan)
Local Product Marks	7.4.1 (Trademarks)
Losses and Claims	13.1 (Indemnification by Partner)
Party and Parties	Preamble
Partner	Preamble and 2.6 (Affiliates)
Partner Indemnitees	13.2 (Indemnification by Epirus)
Product Infringement Claim	10.4.1 (Notice)
Product Marks	7.4.1 (Trademarks)
Recall	5.4 (Recalls)
Reverted Product	14.5 (Consequences of Expiration and Termination)
Safety Information	5.5 (Pharmacovigilance and Safety Monitoring Activities)
SDEA	5.5 (Pharmacovigilance and Safety Monitoring Activities)
Shared Commercialization Costs	7.3 (Costs of Commercialization)
Technology Transfer	6.4 (Partner’s Ability to Become a Second Manufacturing Source)
Term	14.1 (Term; Expiration)

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Terminated Country	14.2 (Termination for Breach)
[***]	10.2 (JMC Approval of Third Party Licenses; [***])

2.LICENSES.

2.1.License to Partner.  Subject to the terms and conditions of this Agreement, Epirus hereby grants to Partner an exclusive (other than as to Epirus in the case of Development and Manufacturing), non-transferable, sublicensable (solely in accordance with Section 2.3 (Right to Sublicense)) license under the Epirus Technology to Develop, use, sell offer for sale, have sold, make, have made, import and otherwise Commercialize Licensed Products in the Field in the Territory; provided, that Partner’s right to Develop Licensed Products shall be solely in accordance with the Development Plan, and its right to make and have made Licensed Products shall be subject to Article 6 (Manufacturing and Supply),

2.1.1.Tangible Right.  Subject to the terms of this Agreement, the license granted to Partner in Section 2.1 (License to Partner) will include the exclusive, tangible right to use the data related to the Licensed Product Controlled by Epirus prior to the Effective Date and during the Term (including the data from Clinical Trials).

2.2.License to Epirus.  Subject to the terms and conditions of this Agreement, Partner hereby grants to Epirus a non-exclusive, non-transferable, sublicensable (solely in accordance with Section 2.3 (Right to Sublicense)) license under the Partner Technology (i) to Develop, use, make and have made Licensed Products in the Field worldwide, (ii) to sell, offer for sale, have sold, import and otherwise Commercialize Licensed Products in the Field outside the Territory, and (iii) to perform its obligations under this Agreement.

2.3.Right to Sublicense.   Each Party may grant sublicenses to Third Parties under the license granted to it under Section 2.1 (License to Partner) and Section 2.2 (License to Epirus) only (i) [***] and (ii) with prompt written notice to the other Party.  If either Party seeks to grant a sublicense that permits [***], such Party shall obtain the prior written consent of the other Party, which consent shall not be unreasonably withheld.  With respect to any sublicense granted by either Party of the license granted to it in Section 2.1 (License to Partner) or Section 2.2 (License to Epirus), the Party granting such sublicense shall enter into a binding written agreement with such Sublicensee that requires that the Sublicensee comply with the applicable terms of this Agreement (including without limitation, terms necessary to effect the intent of Article 12 (Confidentiality)).  Each Party will notify the other Party of any such sublicense and provide a copy of such sublicense to the other Party upon request.  No sublicense granted under this Section 2.3 (Right to Sublicense) shall relieve the Party granting the sublicense of its obligations of performance under this Agreement.  Any act or omission by a Sublicensee that would constitute a breach of this Agreement if committed by the Party granting the sublicense will be deemed a breach of this Agreement by such Party, and such Party shall remain fully liable for all such breaches in accordance with the terms of this Agreement.

2.4.Retained Rights; No Other Rights.  All rights not explicitly licensed to a Party under this Agreement are retained by the Party owning such rights, and no other rights are granted by implication, estoppel or otherwise.  Notwithstanding the exclusive license granted to Partner in Section 2.1 (License to Partner) in the Territory, Epirus retains the non-exclusive right under the Epirus Technology to perform its obligations under this Agreement and to Develop and Manufacture Licensed Products in the Territory for Commercialization outside the Territory.  In addition, Epirus exclusively retains all rights under the Epirus Technology outside the Territory.  Partner shall not use,

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

disclose or otherwise exploit any Epirus Technology other than as expressly licensed in this Agreement.

2.5.Additional Licensed Compounds.  During the Term, the Parties may agree to collaborate to Develop, Manufacture and Commercialize additional Biosimilar products. In that regard, either Party that commences, during the Term, [***] that is not a Licensed Compound hereunder shall [***]. Upon mutual agreement by the Parties to enter into such collaboration with each other, the Parties may either (i) enter into a new collaboration agreement for such additional Biosimilar products or (ii) enter into an amendment to this Agreement whereby such additional Biosimilar products shall be added as Licensed Compounds and the Development Plan for the Licensed Products containing such Licensed Compounds shall be attached thereto.

2.6.Affiliates.  Each Party acknowledges and accepts that the other Party may exercise its rights and perform its obligations under this Agreement either directly or through one or more of its Affiliates.  Each Party’s Affiliates will have all rights and obligations (including all licenses) of such Party under this Agreement.  Accordingly, in this Agreement “Epirus” will be interpreted to mean “Epirus and/or its Affiliates” and “Partner” will be interpreted to mean “Partner and/or its Affiliates” where necessary to give each Party’s Affiliates the benefit of the rights and obligations provided to such Party in this Agreement, and in any event each Party will remain responsible for the acts and omissions, including financial liabilities, of its Affiliates, as if such action or omission were taken by the Party itself.

3.GOVERNANCE.

3.1.General.  The Parties agree to establish a Joint Management Committee (the “Joint Management Committee” or “JMC”) and any other committee the JMC determines to establish on an ad hoc basis (each a “Committee” and collectively, the “Committees”).  Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that neither the JMC nor any Committee shall have the power, to amend, modify or waive any of the terms or conditions of this Agreement.  Each Party shall bear its own expenses associated with its participation in the Committees.

3.1.1.Meetings.  Following establishment, except as otherwise set forth in this Article 3 (Governance), each Committee shall meet in accordance with a schedule established by mutual written agreement by the Parties.  Each Committee may meet in person or by means of teleconference, videoconference or other similar communications equipment.  Additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to such representative’s or consultant’s written agreement to comply with confidentiality requirements at least as restrictive as those contained in this Agreement.

3.1.2.Quorum.  The presence of at least one (1) representative from each Party shall be required to constitute a quorum at any meeting of a Committee.  No business shall be transacted at any meeting of a Committee unless a quorum of the members of such Committee is present at the time when the meeting proceeds to business.

3.1.3.Decisions and Action.  Each Committee will take action by consensus, subject to Section 3.2.3 (Decision-Making), with each Party having a single vote, irrespective of the number of representatives a Party has on a Committee.

3.1.4.Exchange of Information.  On a periodic basis determined by the JMC, Epirus and Partner shall each provide to the other, through participation in the relevant Committee, (i) updates on

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the work performed by it or on its behalf with respect to Development, regulatory matters, Manufacturing and Commercialization of Licensed Product, (ii) disclosure and notice of any Patent Rights and Know-How that constitute Joint Inventions, Inventions owned by Epirus and Inventions owned by Partner, and (iii) information regarding potential subcontracting and sublicensing agreements.

3.1.5.Minutes.  Each Committee shall prepare written minutes of each Committee meeting and written records of all Committee decisions.  The Committee will distribute draft minutes to all Committee members promptly after each meeting for comments and revisions.  Finalized minutes will be distributed to the Parties after approval of the drafts by the members of the Committee.

3.2.Joint Management Committee General.  Within [***] after the Effective Date, the Parties shall establish the JMC, which shall exist throughout the Term.  The JMC shall oversee, coordinate and review recommendations and make decisions relating to the Parties’ activities under this Agreement.  The JMC shall also provide a forum for sharing information, advice, progress and results relating to such activities and shall make decisions allocated to it pursuant to this Agreement, as described in Section 3.2.3 (Decision-Making).  A calendar setting forth the initial eight (8) quarters of key JMC-decisions is attached hereto as Exhibit A.

3.2.1.Membership; Meetings.  The JMC shall be comprised of two (2) representatives from each Party.  After the JMC has been established pursuant to Section 3.1 (General), the JMC may increase or decrease the number of representatives on the JMC from each Party.  Each Party may replace its representatives at any time upon written notice to the other Party.  The JMC shall meet at least one (1) time per calendar quarter, in addition to any other meetings as agreed upon by the Parties.

3.2.2.Specific Responsibilities.  The JMC shall have the following specific responsibilities:

(a)review and approve the Development Plan (and the Development Budget set forth therein), the Commercialization Plans (and the Commercialization Budgets set forth therein), and any updates or modifications thereto, on an annual basis;

(b)keep each Party reasonably informed of the other Party’s Development activities, Commercialization activities and interactions with Regulatory Authorities, by receiving no less than quarterly updates from the Party conducting such activities;

(c)reconcile the actual Development Costs incurred by each Party in accordance with Section 4.2 (Development Costs);

(d)[***];

(e)oversee and approve the process by which Partner may undertake any second source manufacture and supply responsibilities and the allocation of supply of Licensed Product from such second source, pursuant to Section 6.4 (Partner’s Ability to Become a Second Manufacturing Source);

(f)discuss and agree upon the nature and scope of Commercialization activities that require a unified approach or coordination across the European Union, in accordance with Section 7.1 (Generally);

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(g)determine and approve (i) the Product Marks to be used to Commercialize Licensed Product in the Territory and (ii) the guidelines and cost allocation with respect such use, in each case pursuant to Section 7.4 (Trademarks; Packaging; Promotional Materials);

(h)prepare and review updates to the Collaboration P&L, in accordance with Section 8.2 (Collaboration P&L);

(i)resolve any disputes regarding the ownership of Inventions in accordance with Section 10.1 (Ownership of Inventions);

(j)approve any Third Party license agreements entered into by either Party in accordance with Section 10.2 (JMC Approval of Third Party Licenses; [***]);

(k)on a periodic basis as appropriate, discuss (i) any additional Biosimilar products that either Party seeks to include as a Licensed Product hereunder as contemplated by Section 2.5 (Additional Licensed Compounds), and (ii) for any then-existing Licensed Products, expanding the Territory to include any additional countries; and

(l)perform any other activities or functions as the Parties may mutually agree in writing.

3.2.3.Decision-Making.

(a)JMC Decisions and Escalation.  The JMC shall make decisions solely on those matters referred to it in this Agreement, unless otherwise agreed upon by the Parties in writing.  The JMC shall attempt to make timely decisions by consensus.  If the JMC is unable to make a decision allocated to it under this Agreement by consensus within [***] after it first addresses such matter, then, either Party may submit such matter for resolution to the Executive Officers, who shall have a period of [***] (or such other period as the Parties may agree), to consider in good faith to resolve the matter.  Subject to Section 3.2.3(b) (Matters Reserved for Partner) and Section 3.2.3(c) (Matters Reserved for Epirus), if a matter remains unresolved after discussion by the Executive Officers, the matter will remain deadlocked until the Parties can come to a mutual agreement.  For clarity, no decision pertaining to technical matters required to be made by the JMC pursuant to this Agreement is to be referred to arbitration pursuant to Section 15.3 (Arbitration); provided however, that if the Executive Officers cannot resolve a matter, the Executive Officers may, upon mutual agreement, direct the JMC to submit technical matters that are deadlocked to a neutral Third Party expert for final non-appealable resolution. To avoid any doubts, JMC consensus is required for approval of (i) a determination made to proceed with Development of a Licensed Product based on (A) the scientific advice feedback from EMA for such Licensed Product [***], (B) the results from the definitive Bioequivalence Study for such Licensed Product, or (C) the results of the Phase III Clinical Trial for such Licensed Product, and (ii) the initial Commercial Plan for such Licensed Product (the matters in clauses (i) and (ii) are referred to as the “JMC Critical Matters”).

(b)Matters Reserved for Partner.  If a JMC disagreement cannot be resolved within [***] following escalation to the Executive Officers in accordance with Section 3.2.3(a) (JMC Decisions and Escalation) (or such other period as the Parties may agree), Partner shall have the deciding vote on the following matters (other than any JMC Critical Matter): (i) interactions with Regulatory Authorities in the Territory other than the EMA, including the submission of Regulatory Materials to such Regulatory Authorities, (ii) approval of the Commercialization Plan; provided that the Commercialization Budget within such Commercialization Plan is [***] most recently approved by

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Epirus’s representatives on the JMC, and (iii) final decisions on any Local Product Marks in accordance with Section 7.4.1 (Trademarks).

(c)Matters Reserved for Epirus.  If a JMC disagreement cannot be resolved within [***] following escalation to the Executive Officers in accordance with Section 3.2.3(a) (JMC Decisions and Escalation) (or such other period as the Parties may agree), Epirus shall have the deciding vote on the following matters (other than any JMC Critical Matter): (i) approval of the Development Plan; provided that the Development Budget within such Development Plan is [***] most recently approved by Partner’s representatives on the JMC, (ii) interactions with the EMA, including the submission of Regulatory Materials to the EMA, (iii) any other issue not specifically specified in this Section 3.2.3 (Decision-Making) that materially impacts Development, Manufacture, or Commercialization outside the Territory, and (iv) final decisions on any Global Product Marks in accordance with Section 7.4.1 (Trademarks).

3.3.Cooperation with Experts.   Each Party shall provide the other Party with such cooperation and assistance of its experts as may reasonably be requested with respect to fulfillment of each Party right and obligations under this Agreement.

4.DEVELOPMENT.

4.1.Development Plan.  Subject to and in accordance with this Article 4 (Development),  each Party shall be responsible for, and shall use Commercially Reasonable Efforts to, complete the Development activities allocated to such Party in the Development Plan in accordance with the timelines set forth therein.  The initial Development Plan, attached hereto as Exhibit B (the “Development Plan”), and each subsequent Development Plan shall include (i) a reasonably detailed and written plan for any Development activities and Clinical Trials to be conducted by or on Epirus’s behalf in order to obtain Regulatory Approval to market the Licensed Products in the Field in a harmonized clinical development program for the [***] as well as a plan for regulatory activities in such countries (it being agreed and understood that (x) the Regulatory Approval timeline under such Plan shall not be adversely impacted as a result of [***] being included therein, (y) any separate [***] or otherwise outside of the Territory shall not be part of the [***] hereunder and shall be solely for [***] and (z) Partner shall be entitled to reference to the resulting [***] and/or ex-Territory. data solely for use in the Territory) (“Global Development Activities”), (ii) a reasonably detailed and written plan for any Development activities and Clinical Trials to be conducted in order to obtain Regulatory Approval to market the Licensed Products in the Field in any country in the Territory that are not Global Development Activities as well as a plan for regulatory activities with the EMA and other Regulatory Authorities in the Territory (the “Local Development Activities”) and (iii) a rolling five (5)-year budget for the Global Development Activities and the Local Development Activities (the “Development Budget”).  During the Term, the JMC shall review and prepare updates to the Development Plan and Development Budget on an annual basis, or more frequently as determined by the JMC ; provided,  however, that any increases to the Development Budget in excess of [***] of the most recent Development Budget approved by the JMC without Epirus’s use of its deciding vote pursuant to Section 3.2.3(c) (Matters Reserved for Epirus) shall require approval of Partner’s representative on the JMC.

4.2.Development Trial Costs.  Partner shall bear fifty-one percent (51%) and Epirus shall bear forty-nine percent (49%) of the Development Cost Allocation.  The Parties currently anticipate that Partner’s share of the Clinical Trial Costs

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

for the Global Development Activities shall [***], totaling an estimate of $32.0 million for Partner’s share of such Clinical Trial Costs as of the date hereof,.  The estimate, as of the Effective Date, of the total, and Partner’s share, of Clinical Trial Costs for the Global Development Activities for all three Licensed Products are included in the initial Development Plan in Exhibit B.  Partner shall pay to Epirus its share of the Clinical Trial Costs for the Global Development Activities in advance, on a quarterly basis in accordance with the Development Budget approved for the respective calendar year, within [***] of receiving Epirus’s invoice therefor.  Within [***] following the end of each calendar year, each Party shall deliver to the other Party a statement setting forth the actual Development Costs incurred by such Party for the prior calendar year (a “Development Reconciliation Statement”).  Based on the Development Reconciliation Statements from each Party, the Parties shall reconcile the actual Development Costs incurred by each Party to ensure that each Party bore no more than its share of the Development Costs properly allocated to such Party in accordance with this Section 4.2 (Development Costs).  If Epirus’s incurred Development Costs exceeds the Development Costs properly allocated to Epirus in a calendar year, then Partner shall make a true-up payment to Epirus of such difference within [***] of receipt of Epirus’s invoice therefor.  If Partner’s incurred Development Costs exceeds the Development Costs properly allocated to Partner in a calendar year, then such overpayments shall be credited to the next advance payment from Partner to Epirus under this Agreement.  If the Parties cannot agree on the reconciliation of Development Costs, the JMC and Executive Officers shall attempt to resolve the dispute in accordance with Section 3.2.3(a) (JMC Decisions and Escalation), and if the Executive Officers cannot resolve the dispute, the Parties shall engage a reasonably acceptable internationally certified public accountant to make a final, non-appealable determination of the reconciliation.

4.3.Communication.  Through the JMC, each Party will keep the other Party reasonably informed about Development activities conducted by or on behalf of such Party under the Development Plan, as applicable.

5.REGULATORY MATTERS.

5.1.Preparation and Ownership of Regulatory Materials.

5.1.1.Regulatory Actions with the EMA.  [***] shall be solely responsible for (i) seeking and obtaining Regulatory Approval for the Licensed Products from the EMA, (ii) the preparation, submission and maintenance of Regulatory Materials to the EMA and (iii) any interactions with EMA relating to Licensed Products; in each case consistent with the Development Plan or applicable Commercialization Plan mostly recently approved by the JMC.  The Parties agree that Commercialization of Licensed Products in the European Union shall be conducted under a single Marketing Authorization that will be owned by [***],  provided that, if necessary to support its [***] shall have the right to apply for a second Marketing Authorization either directly or through Affiliates [***] where allowed under Applicable Law.

5.1.2.Regulatory Actions with Local Regulatory Authorities.  [***] shall be solely responsible for (i) for seeking and obtaining Regulatory Approval for the Licensed Products from any local Regulatory Authority in the Territory other than the EMA, (ii) the preparation, submission and maintenance of Regulatory Materials any local Regulatory Authority in the Territory other than the EMA and (iii) any interactions local Regulatory Authority in the Territory other than the EMA relating to Licensed Products; in each case consistent with the Development Plan or applicable Commercialization Plan mostly recently approved by the JMC.

5.1.3.Review and Comment.  Each Party shall (i) provide the other Party with the right to review and comment on the contents of any Regulatory Materials (including any Regulatory Materials related to labeling) prior to their submission to any Regulatory Authority and incorporate the

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

other Party’s reasonable comments in such Regulatory Materials and (ii) seek and incorporate the other Party’s reasonable input in relation to the content of interactions with the EMA.

5.2.Communications with Regulatory Authorities.  Each Party shall notify the other Party of any oral or written communications to or from a Regulatory Authority on (i) matters related to the Licensed Products, (ii) matters which the notifying Party reasonably believes could impact the Development, Manufacture, Commercialization or Regulatory Approval of Licensed Product in the Territory or outside the Territory, and (iii) material regulatory or safety issues concerning Licensed Products in any jurisdiction which may be reasonably believed to adversely impact or potentially adversely impact Licensed Product (or sales thereof) in the Territory or outside the Territory.  In each case, such notifying Party shall provide the other Party with copies of any such written communications within [***] of receipt or delivery of such communication, as the case may be, or such earlier date as required by Applicable Law, the EMA or other relevant Regulatory Authority.

5.3.Cooperation.   Each Party shall provide the other Party with such cooperation and assistance as may reasonably be requested with respect to Regulatory Approvals, Regulatory Materials and interactions and communications with the Regulatory Authorities.  Through the JMC, each Party will keep the other Party reasonably informed about its activities with respect to activities in seeking or maintaining Regulatory Approvals and its interactions and communications with Regulatory Authorities with respect to Licensed Products in the Territory.  Partner will provide Epirus with English translations of all material Regulatory Materials, correspondence and communications so as to facilitate Epirus’s review of such materials.

5.4.Recalls.  Each Party shall promptly notify the other Party in writing if it determines that any event, incident or circumstance has occurred that may result in the need for a “recall”, “field correction” or “market withdrawal” (as such terms are defined in U.S. 21 CFR 7.3 or similar regulation of a governmental authority) (a “Recall”) of a Licensed Product in the Territory.  The JMC shall promptly meet to determine whether to initiate a Recall.  If at any time (i) any Regulatory Authority in the Territory issues a request, directive or order for a Recall of a Licensed Product in the Territory, (ii) a court of competent jurisdiction orders a Recall of a Licensed Product in the Territory or (iii) the JMC determines to initiate a Recall pursuant to this Section 5.4 (Recalls), then the JMC shall establish and coordinate a strategy pursuant to which the Parties will jointly engage in discussions with the EMA and other Regulatory Authorities with respect to the Recall.  The JMC shall determine the allocation of FTE Costs and Out of Pocket Costs related to a Recall, consistent with the allocation of Development Costs in this Agreement.

5.5.Pharmacovigilance and Safety Monitoring Activities.  Within [***] of the Effective Date, the Parties shall enter into a Safety Data Exchange Agreement (“SDEA”), governing the Parties’ respective responsibilities with respect to adverse events, complaints and other safety-related matters with respect to the Licensed Products.  The SDEA shall set forth specific details regarding the exchange and management of information relating to adverse events related to the use of Licensed Products, and shall, among other terms, specify (i) which Party shall be responsible for adverse event and Licensed Products complaint reporting to specific Regulatory Authorities in each jurisdiction in the Territory, consistent with Applicable Law and ownership of Regulatory Approvals, (ii) that each Party shall maintain a record noting in reasonable detail any and all complaints and notices of safety concerns and adverse events it receives with respect to Licensed Product (collectively the “Safety Information”) and (iii) each Party shall provide to the other Party or its designee all Safety Information in a format and in a form agreed to by the Parties in SDEA to enable the other Party to comply with Applicable Law (with such Safety Information being provided, in any event within [***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

after such Safety Information is first received if such Safety Information concerns a matter with the potential to adversely affect patient safety, and within [***] after such receipt otherwise).

5.6.Rights of Reference.

5.6.1.Right Granted to Partner.  Subject to the rules of the relevant Regulatory Authority, Epirus hereby grants to Partner an irrevocable right of reference to any Regulatory Approval Controlled by Epirus (including any Marketing Authorization approved by the EMA) relating to the Licensed Products (including, without limitation, the right to rely upon, access, inspect, copy and otherwise use all information and data included in or used to support any such Regulatory Approval), solely for Partner’s or its Sublicensees’ use in Development, Manufacturing (subject to Article 6 (Manufacturing and Supply)) and Commercialization of Licensed Products in the Territory during the Term in accordance with this Agreement.

5.6.2.Rights Granted to Epirus.  Subject to the rules of the relevant Regulatory Authority, Partner hereby grants to Epirus an irrevocable right of reference to any Regulatory Approval Controlled by Partner relating to the Licensed Products (including, without limitation, the right to, rely upon, access, inspect, copy and otherwise use all information and data included in or used to support any such Regulatory Approval), solely for Epirus’s, or its Sublicensees’ use in (i) Development and Manufacturing Licensed Products worldwide and (ii) Commercialization of Licensed Products outside the Territory during the Term and anywhere in the world after the Term.

5.6.3.Further Assurances.  The Party granting rights to the other Party under Section 5.6.1 (Rights Granted to Partner) and Section 5.6.2 (Rights Granted to Epirus) above shall take such actions as may be reasonably requested by the other Party to give effect to the intent of such Sections and to give the other Party the benefit of the granting Party’s Regulatory Approvals in the other Party’s territory as provided in this Section 5.6 (Rights of Reference).  Such actions may include, without limitation, providing a signed statement that the other Party may rely on, and that the Regulatory Authority may access, in support of the other Party’s application for Regulatory Approval in its territory, providing any underlying raw data or information submitted by such Party to the Regulatory Authority with respect to any regulatory submission, Regulatory Approval, or other regulatory documentation Controlled by such Party or its Affiliates that relates to any Licensed Product, or entering into one or more distribution agreements or taking other reasonable actions to enable the other Party to register as a distributor with the applicable Regulatory Authority.

6.MANUFACTURING AND SUPPLY.

6.1.General.    The Parties agree that it is in both their interest to reduce the Cost of Goods of the Licensed Products as low as reasonably practicable and that such reduction will be each Party’s respective goal when exercising its rights and performing its obligations under this Article 6 (Manufacturing and Supply).

6.2.Process Development & Scale-up.  Epirus shall be responsible for all activities related to cell line generation, process development and scale up manufacturing, at Epirus’s sole expense, for each Licensed Product.

6.3.Other Manufacturing.  Subject to Section 6.4  (Partner’s Ability to Become a Second Manufacturing  Source), Epirus shall supply, [***], to Partner such quantities of Licensed Product necessary for Partner’s use in Commercializing the Licensed Product in the Territory at a price equal to [***],  provided,  however, that, in respect of the initial three (3) Licensed Products, Partner shall be

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

entitled to [***]for Commercialization of such Licensed Product in the Territory [***].  Subject to the foregoing and to Section 6.4 (Partner’s Ability to Become a Second Manufacturing Source), Partner shall not obtain Licensed Product from any source other than Epirus (or with Epirus’s permission, Epirus’s Third Party CMO) without the approval of the JMC, which shall not be unreasonably withheld.  To the extent necessary to comply with Applicable Law, or as otherwise determined by the JMC (and, in any event, no later than [***] prior to initial Regulatory Approval submission for each Product), Epirus and Partner shall enter into one or more supply agreements on reasonable and customary terms, consistent with the terms hereunder, governing the supply of each Licensed Product from Epirus to Partner, and/or from Partner to Epirus in the event Partner would become a Manufacturing source for any of the Licensed Products in accordance with the terms hereof.

6.4.Partner’s Right to Become a Second Manufacturing Source.  At any time during the Term, either Party may submit a request to the JMC that Partner serve as a second Manufacturing source for a Licensed Product.  Upon receiving such request, the JMC shall meet to determine whether Partner should serve as a second Manufacturing source, taking into account (i) Partner’s anticipated [***], (ii) Partner’s [***], and (iii) Partner’s [***] to serve as a second Manufacturing source.  Partner shall permit Epirus’s JMC representatives to have reasonable access to Partner’s applicable facilities, personnel and information in connection with such JMC determination.  If the JMC determines that (i) Partner is able to [***], (ii) Partner’s [***], and (iii) Partner’s [***], then Partner at it sole discretion shall have the right to decide, within [***] following the JMC’s determination, whether to become a second Manufacturing source for a Licensed Product or not. In case Partner decides to become a second Manufacturing source for a Licensed Product, Epirus and Partner shall agree upon the terms of any technology transfer from Epirus to Partner that may be necessary in order for Partner to undertake such Manufacture, including transfer by Epirus to Partner of all necessary Materials (including the cell line for the Licensed Compound) and any other Know-How Controlled by Epirus that is necessary to Manufacture Licensed Products in the Territory (the “Technology Transfer”).  Partner shall be responsible, at its sole expense, for (i) [***] incurred in relation to such [***] and (ii) any [***] costs and expenses incurred to establish Partner as such second Manufacturing source. The Parties hereby agree that, without prior JMC consensus, Epirus will not allow any Third Party to become second Manufacturing source for any Licensed Product to be Commercialized in the Territory.

6.5.Quality Agreements; Audit.  Epirus and Partner shall enter into customary quality agreements that will govern the quality control and quality assurance aspects of the Manufacture of Licensed Products, including the terms requiring that the manufacturing Party comply with Applicable Law, including cGMP and the specifications for the Licensed Product.  The non-manufacturing Party shall have the right to inspect and audit any facility at which the manufacturing Party is Manufacturing or intending to Manufacture the Licensed Products at least once per calendar year or more frequently if the non-manufacturing Party has a reasonable basis for believing that the manufacturing Party is not in compliance with cGMP standards or other agreed upon standard operating procedures for such Manufacturing.  If, as a result of any such audit, the non-manufacturing Party reasonably believes that the manufacturing Party is not in compliance with such standards, the JMC shall determine whether the Parties shall seek an alternative source of supply for the Licensed Product(s).  The non-manufacturing Party will bear the costs of the audit unless the JMC determines that the manufacturing Party was not in compliance with such standards in any material respect, in which case the cost of the investigation will be borne by the manufacturing Party.

6.6.Regulatory Inspections.  Without limiting the foregoing, each Party shall promptly notify the other Party of any assessment or inspection by any Regulatory Authority regarding the notifying Party’s compliance with Applicable Law, including cGMP (if applicable), in the Manufacture of Licensed Products.  [***] shall have the right to have a representative present at any

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

such inspection, at its sole expense, and to the extent such inspection is scheduled, the Parties shall consult with each other on a mutually acceptable date for such inspection.  [***] shall promptly provide information relating to the outcome of such assessment or inspection to [***].

7.COMMERCIALIZATION.

7.1.Generally.  Except as set forth in Article 5 (Regulatory Matters) and Section 7.4 (Trademarks; Packaging; Promotional Materials), Partner shall be solely responsible for the Commercialization of Licensed Products in the Territory.  Partner’s Commercialization responsibilities in the Territory shall include the following activities: (i) developing and executing a comprehensive commercial launch and pre-launch strategy plan and plan for subsequent Commercialization activities for the Licensed Products (including pricing, advertising, education, planning, marketing, sales force training and allocation, identification of candidates for distributors and Sublicensees and entering into respective agreements with them consistent with the requirements set forth herein) pursuant to Section 7.2 (Commercialization Plan; Commercialization Reports); (ii) negotiating with applicable Regulatory Authorities regarding the price and reimbursement status of Licensed Product and obtaining pricing and reimbursement approvals from Regulatory Authorities; (iii) freely establish pricing policy in line with existing and applicable industry practices in the respective countries of the Territory; (iv) marketing and promotion, including the preparation of packaging and promotional materials; (v) medical affairs; (vi) booking sales and distribution and performance of related services; (vii) handling all aspects of order processing, invoicing and collection, inventory and receivables; (viii) providing customer support, including handling medical queries, and performing other related functions; and (ix) conforming its practices and procedures to Applicable Law relating to the marketing, detailing and promotion of Licensed Product in the Territory.  No later than [***] prior to the anticipated first launch of Licensed Products in any country within the European Union (or earlier, if necessary to secure pricing or reimbursement approvals in such country), the JMC shall meet to discuss and agree upon the nature and scope of Commercialization activities for Licensed Products in the European Union that require a unified approach or coordination. This provision shall not limit in any way Partner’s rights to market products other than Licensed Products in the Territory together or separately with the Licensed Products.

7.2.Commercialization Plan; Commercialization Reports.  The indicative outline for each initial Commercialization Plan for the Licensed Products is set forth on Exhibit D.  No later than [***] prior to the anticipated first launch of a Licensed Product in any country in the Territory (or earlier, if necessary to secure pricing or reimbursement approvals in such country), for each Licensed Product Partner shall provide to the JMC for its review and approval the following plan (each, a “Commercialization Plan”): (i) a reasonably detailed and written plan for Commercialization of such Licensed Product setting out its intended pre-launch, launch and post-launch marketing and sales activities (including each of the activities itemized in Section 7.1 (Generally)), (ii) a rolling five (5)-year budget for such activities for such Licensed Product in the Territory, with an appropriate allocation of any of [***] for any purposes beyond Commercialization of Licensed Products hereunder (each, a “Commercialization Budget”), and (iii) a [***], rolling sales projection for the next five (5) years for such Licensed Product; in each case, consistent with the most recent JMC-approved Collaboration P&L for such Licensed Product (it being agreed and understood that, promptly following the Effective Date, the Parties shall undertake to mutually agree upon appropriate updates to the Target Product Profile for each Licensed Product hereunder, an initial copy of which is attached hereto as Exhibit C).  Each such Commercialization Plan shall be updated by Partner and submitted to the JMC for its review and approval annually, or more frequently as determined by the JMC, and after each submission of an application for Regulatory Approval for a Licensed Product in any country in the Territory.  With each update to a Commercialization Plan, Partner shall provide the JMC with a

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

report on its past Commercialization efforts for the Licensed Product to which such Commercialization Plan relates.  Each Commercialization Plan or report, as applicable, shall include information regarding the steps taken and planned to be taken by Partner under each of the activities itemized in Section 7.1 (Generally).

7.3.Costs of Commercialization.  Partner shall be responsible for one hundred percent (100%) of the FTE Costs and Out of Pocket Costs associated with the Commercialization activities for a Licensed Product identified in a Commercialization Plan as taking place in any country in the Territory prior to First Commercial Sale of such Licensed Product in such country in the Territory.  Partner’s FTE Costs and Out of Pocket Costs associated with Commercialization activities identified in the Commercialization Plan as taking place in a country in the Territory after the First Commercial Sale of such Licensed Product in such country in the Territory (the “Shared Commercialization Costs”) shall be deducted from Net Sales to arrive at the Operating Margin, as provided in the definition of Operating Margin; provided,  however, that any Shared Commercialization Costs in a calendar year in excess of [***] of the Commercialization Budget most recently approved by the JMC without Partner’s use of its deciding vote pursuant to Section 3.2.3(b) (Matters Reserved for Partner) may not be deducted from Operating Margin unless agreed to by Epirus.  Partner shall reimburse Epirus for fifty-one percent (51%) of any FTE Costs and Out of Pocket Costs incurred by Epirus in connection with any Commercialization activities in accordance with the Commercialization Plan mostly recently approved by the JMC.

7.4.Trademarks; Packaging; Promotional Materials.

7.4.1.Trademarks.  The JMC shall approve all trademarks or trade names (with exception of Local Product Marks (as defined below)) for the Licensed Products in the Territory (the “Product Marks”), subject to Epirus’s final decision-making authority for the Global Product Marks (as defined below) and Partner’s final decision-making authority for the Local Product Marks.  Epirus shall be responsible for (i) registering and owning the Product Marks used globally and throughout the Territory (with the exception of any Local Product Marks used only in a particular country within the Territory) (the “Global Product Marks”), (ii) registering, prosecuting and enforcing the Global Product Marks in the Territory, (iii) the accrual of goodwill as a result of the use of the Global Product Marks, (iv) any branding guidelines applicable to the use of the Global Product Marks and (v) the investigation and defense of any infringement or threatened infringement relating thereto. [***], Partner shall use all its Commercially Reasonable Efforts to distribute and sell the Licensed Products in such counties in the Territory under the Global Products Marks, subject to any exceptional circumstances existing thereunder which would make such distribution commercially unfavorable.  For the remainder of the countries in the Territory, Partner shall be free to choose whether to distribute and sell the Licensed Products under the Global Products Marks or under Local Product Mark.  Partner shall be responsible for (i)  registering and owning the Product Marks used locally only in a particular country in the Territory (the “Local Product Marks”), (ii) registering, prosecuting and enforcing the Local Product Marks in any country in the Territory (iii) the accrual of goodwill as a result of the use of the Local Product Marks, (iv) any branding guidelines applicable to the use of the Local Product Marks and (v) the investigation and defense of any infringement or threatened infringement relating thereto

7.4.2.Trademark Licenses.  If Epirus owns a Global Product Mark, Epirus hereby grants and shall grant to Partner an exclusive, perpetual, royalty-free license, with the right to sublicense, to use the Global Product Mark in connection with the Commercialization of Licensed Products in the Territory.  If Partner owns a Local Product Mark under which the Licensed Products will be commercialized, Partner hereby grants and shall grant to Epirus an exclusive, perpetual, royalty-free license, with the right to sublicense, to use the Local Product Mark in connection with the

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Commercialization of Licensed Products outside the Territory.  Each Party acknowledges (i) that Epirus has sole and exclusive ownership of all rights, title, and interests in and to the Global Product Marks (including, without limitation, all registrations and applications therefor) and (ii) that Partner has sole and exclusive ownership of all rights, title and interests in and to the Local Products Marks (including, without limitation, all registrations and applications therefor). Neither Party will register in its own name any Product Mark owned by the other Party, corporate name, domain name, social media account or other source identifier containing such Product Mark or any word or mark that is confusingly similar to such Product Mark.  All use of a Global Product Mark and all goodwill and benefit arising from such use will inure to the sole and exclusive benefit of Epirus and all use of a Local Product Mark and all goodwill and benefit arising from such use will inure to the sole and exclusive benefit of Partner.  Each Party will cooperate with the other Party in the execution, filing and prosecution of any trademark applications in connection with a Product Mark.  Each Party shall assure at all times that the quality of the Licensed Products is of a standard of quality consistent with pharmaceutical industry standards.  Partner additionally shall assure at all times that the Licensed Products are distributed, marketed, advertised, promoted and sold in accordance with Applicable Law.  The Party responsible for Manufacturing Licensed Products pursuant to Article 6 (Manufacturing and Supply) shall assure at all times that the Licensed Products are sourced, manufactured and labelled in accordance with Applicable Law.  Partner shall place and display the Global Product Marks on and in connection with the Licensed Products only in such form and manner as are specifically approved in writing in advance by Epirus.  Except as otherwise expressly provided in this Agreement, neither Party is granted any license under, and shall not use, any trademarks of the other Party in connection with the Licensed Products.

7.4.3.Packaging and Promotional Materials.  Partner shall be responsible for the preparation of all final packaging (non-commercial and commercial) and promotional materials for use in Commercializing Licensed Product in the Territory; provided that all final packaging and promotional materials complies with Applicable Law.

7.4.4.Costs.  FTE Costs and Out of Pocket Costs incurred by either Party pursuant to this Section 7.4 (Trademarks; Packaging; Promotional Materials) shall be considered a Commercialization activity subject to Section 7.3 (Costs of Commercialization).

7.4.5.Definitive Trademark Licenses.  To the extent necessary to comply with Applicable Law, or as otherwise determined by the JMC (and, in any event, no later than [***] to initial Regulatory Approval submission for each Product), Epirus and Partner shall enter into one or more trademark license agreements on reasonable and customary terms, consistent with the terms hereunder (including, if any obligatory royalties are included therein, appropriate adjustments to the cost and profit share provisions hereunder to account for such royalties), governing the license of Product Marks for of each Licensed Product from Epirus to Partner, and/or from Partner to Epirus in accordance with the terms hereof.

7.5.Diligence.  As promptly as reasonably practicable after obtaining Regulatory Approval for a Licensed Product in a country in the Territory, Partner shall use Commercially Reasonable Efforts to launch the applicable Licensed Product in such country, and shall thereafter continue to use Commercially Reasonable Efforts to Commercialize such Licensed Product in such country in accordance with the terms of this Agreement.

7.6.Exclusivity.

7.6.1.Partner Covenants.  Partner hereby covenants to Epirus that during the Term:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)Neither Partner nor its Sublicensees shall Manufacture [***], Develop or Commercialize in the Territory, any Biosimilar infliximab, adalimumab, or tocilizumab product (or any product that is a Biosimilar of the reference compound for a Licensed Compound added to this Agreement pursuant to Section 2.5 (Additional Licensed Compounds)) other than Licensed Products; and

(b)Subject to the requirements of Applicable Law, Partner shall not, and shall not permit its Sublicensees or any Third Party to: (i) undertake advertising of the Licensed Products in, or specifically aimed at, any country outside the Territory, (ii) solicit orders for the Licensed Products from outside the Territory, (iii) fulfil, or otherwise accommodate, orders for the Licensed Products from outside the Territory, (iv) establish any branch, agent, distribution depot or other business or sales infrastructure dealing in, providing, promoting or advertising, the Licensed Products outside the Territory, or (v) otherwise sell Licensed Product outside the Territory

7.6.2.Epirus Covenants.  Epirus hereby covenants to Partner that during the Term:

(a)Epirus shall not Manufacture, Develop or Commercialize in the Territory, any Biosimilar infliximab, adalimumab, or tocilizumab product (or any product that is a Biosimilar of the reference compound for a Licensed Compound added to this Agreement pursuant to Section 2.5 (Additional Licensed Compounds)) other than Licensed Products pursuant to this Agreement in the Territory or otherwise designated for Commercialization outside the Territory; and

(b)Subject to the requirements of Applicable Law, Epirus shall not, and shall not permit its Sublicensees or any Third Party to, (i) advertise the Licensed Products in, or specifically aimed at, any country within the Territory, (ii) solicit orders for the Licensed Products from inside the Territory, (iii) fulfil, or otherwise accommodate, orders for the Licensed Products from the Territory (excluding any European Union countries in the Territory), (iv) establish any branch, agent, distribution depot or other business or sales infrastructure dealing in, providing, promoting or advertising, the Licensed Products within the Territory, or (v) otherwise sell Licensed Product in any country in the Territory.

7.7.Product Rights Outside the Territory.  Notwithstanding the covenants in Section 7.6 (Exclusivity) or anything to the contrary in this Agreement, Epirus retains the right to Develop and Manufacture Licensed Products in the Territory for Commercialization outside the Territory, and to Develop, Manufacture and Commercialize Licensed Products outside the Territory, and shall have no duty to account to Partner with respect to such activities.  Partner shall have no right to, and shall not, Develop, Manufacture or Commercialize any Licensed Product outside the Territory.

8.PROFIT SHARE.

8.1.Profit Share.  Subject to the provisions of this Agreement, with respect to any Licensed Product sold in the Territory during a given calendar quarter during the Term, (i) if the Operating Margin is a positive number, Partner shall pay to Epirus a payment equal to forty-nine percent (49%) of the Operating Margin for such Licensed Product for such calendar quarter, and (ii) if the Operating Margin is a negative number, Partner shall receive a credit equal to forty-nine percent (49%) of the negative Operating Margin for such Licensed Product for such calendar quarter, which Partner may offset against any future payments owed by Partner to Epirus pursuant to clause (i) above.  All such payments made pursuant to this Section 8.1 (Profit Share) shall be non-creditable and non-refundable.

8.2.Collaboration P&L.  Within [***] after the Effective Date and on an annual basis thereafter (or more frequently if so determined by the JMC), the JMC shall prepare a forward-looking

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

projection of profit and losses for each Licensed Product that sets forth the anticipated profits and losses for such Licensed Product over a rolling five-year period, consistent, in each case, with the most recent JMC-approved Development Plan, Commercialization Plan for such Licensed Product, the Development Budget and Commercialization Budget for such Licensed Product (the “Collaboration P&L”).  If the JMC has not yet approved the first Commercialization Plan and the Commercialization Budget for such Licensed Product, the JMC shall use its good faith estimate of the anticipated Shared Commercialization Costs until the first Commercialization Plan and Commercialization Budget for such Licensed Product is approved by the JMC pursuant to Section 7.2 (Commercialization Plan; Commercialization Budget).

8.3.Profit Share Payments and Reports.  Payments due to Epirus under Section 8.1 (Profit Share) shall be made no later than [***] after the end of each calendar quarter.  Each payment under Section 8.1 (Profit Share) shall be accompanied by a written report (each a “Historical Collaboration P&L”) showing all necessary information to reconcile the profit share payments to be made hereunder, including: (i) the calendar quarter for which such payment applies, (ii) the amount invoiced to or received from Third Parties for each Licensed Product during such calendar quarter on a country-by-country basis, (iii) the deduction from the amount invoiced to arrive at the Net Sales, (iv) the deductions from Net Sales to arrive at the Operating Margin, (v) the quantities of all Licensed Product sold in such calendar quarter, (vi) the payment due to or owed by Epirus pursuant to Section 8.1 (Profit Share), and (vii) the amount of taxes, fees, contributions and other governmental charges which Applicable Law and regulations require Partner to withhold and deduct, if any.

8.4.Currency of Payment.  All payments to be made under this Agreement shall be made in U.S. Dollars, unless the Parties otherwise agree in writing.  Foreign currencies shall be converted into U.S. Dollars using the average of the month end daily currency exchange rate for purchase of United States of America dollars set forth in The Wall Street Journal (Eastern United States Edition) for each of the three (3) calendar months prior to the date of the payment.

8.5.Late Payments.  In the event that any payment under this Agreement is made after the date specified and that such payment is not otherwise subject to a good faith dispute, the paying Party shall increase the amount otherwise due and payable by adding interest at the lesser of (i) the annualized interest rate at the three (3) month LIBOR plus five percent (5%) or (ii) the highest rate permitted by Applicable Law from the date that such additional amount should have first been paid.

8.6.Taxes.  Partner shall make all payments to Epirus under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by Applicable Law in effect at the time of payment; provided,  however, that, prior to making any payment to Epirus that Partner determines will require such deduction or withholding, Partner shall use reasonable efforts to minimize tax withholding on payments made to Epirus, including by cooperating with respect to all documentation required by any taxing authority or reasonably requested by Epirus to secure a reduction in the rate of applicable withholding taxes.  Any tax required to be withheld on amounts payable under this Agreement shall promptly be paid by Partner on behalf of Epirus to the appropriate governmental authority, and Partner shall furnish Epirus with proof of payment of such tax.  Each Party will cooperate with respect to all documentation required by any taxing authority, or reasonably requested by the other Party, to secure a reduction in the rate of applicable withholding taxes, a credit or other tax relief with respect to the withheld or deducted amount.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.RECORDS AND AUDITS.

9.1.Records.  In conducting any Development and Commercialization activities under this Agreement, each Party shall keep complete records in accordance with Applicable Law and in sufficient detail to (i) enable the tracking and audit of Development Costs, Shared Commercialization Costs and any other costs or expenses reimbursable by the other Party under this Agreement, (ii) to confirm the performance of such Party’s obligations under this Agreement, including with respect to Partner’s use of Commercially Reasonable Efforts to Commercialize each Licensed Product in the Territory pursuant to Section 7.5 (Diligence) and (iii) to confirm the accuracy of calculations of all payments made under this Agreement.  Each Party shall maintain such records for a minimum of three (3) years after the calendar year in which the corresponding costs, expenses or payments, as the case may be, were incurred or made under this Agreement or longer if required by Applicable Law.

9.2.Financial Audit Rights.  Each Party shall, at its expense (except as provided below), have the right to audit, not more than once during each calendar year, on reasonable prior notice and during regular business hours, the records maintained by the other Party under Section 9.1 (Records), to determine with respect to any calendar year, the accuracy of any report, invoice, Development Reconciliation Statement, or payment made under this Agreement in the [***] (including Development Costs and Shared Commercialization Costs).  The Party requesting the audit shall engage an independent, certified public accountant reasonably acceptable to other Party, to examine such records under obligations of confidentiality no less protective as those set forth in Article 12 (Confidentiality).  Such accountant shall be instructed to provide to each Party only a report verifying any report made or payment submitted by the audited Party during such period, but shall not disclose any Confidential Information of the audited Party not necessary therefor.  The expense of such audit shall be borne by the Party requesting the audit; provided,  however, that, if an error resulting in underpayment or over-charge by the audited Party of more than [***] of the amount that should have been paid or charged is discovered, then such expenses shall be paid by the audited Party.  Any underpayment shall be paid within [***] after receipt of the accountant’s report, plus interest accrued in accordance with Section 8.5 (Late Payments).  Any information received by either Party pursuant to this Section 9.2 (Financial Audit Rights) shall be deemed to be Confidential Information of the audited Party.

9.3.Survival.  This Article 9 (Records and Audits) shall survive any termination or expiration of this Agreement for a period of three (3) years after the final payment made under this Agreement.

10.INTELLECTUAL PROPERTY AND INVENTIONS.

10.1.Ownership of Inventions.  Ownership of inventions, developments or discoveries, whether patentable or non-patentable, invented or otherwise developed or generated by the Parties or their Affiliates, or any of its or their employees, Sublicensees (where permitted), independent contractors or agents in the course of Developing, Manufacturing or Commercializing Licensed Products under this Agreement during the Term (“Inventions”), and any and all intellectual property rights therein, shall be determined based on the principles of inventorship in accordance with applicable patent laws.

10.1.1.Sole Inventions.  Any Invention made, conceived, reduced to practice, or otherwise discovered solely by employees, independent contractors, or agents of a Party (and all Patent Rights claiming such Invention) shall be solely owned by such Party, provided, however, that to the extent any such Invention relates to the Licensed Products, the Party becoming the owner shall grant the

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

other Party a royalty free license to use such Invention to the extent required for the performance of its duties and rights under this Agreement.

10.1.2.Joint Inventions.  The Parties shall jointly own any Inventions that are invented or otherwise developed or generated jointly by the Parties or their Affiliates or any of their employees, Sublicensees (where permitted), independent contractors, or agents (each, a “Joint Invention”), including any Patent Rights and other intellectual property rights therein.  Subject to the terms and conditions of this Agreement, each Party shall have the right to use and license Joint Inventions and all intellectual property rights therein for any and all purposes without the need to account to or seek permission from the other Party, and to the extent any such permission is required, each Party hereby grants and shall grant such permission to the other Party and shall execute such consents and permissions as the other Party may reasonably request.

10.2.  JMC Approval of Third Party Licenses; [***].  If the JMC determines that Partner or Epirus should obtain a license from any Third Party in order to avoid the risk of [***] as a result of the Development, Manufacture, import, use or sale of Licensed Products in the Territory, and the Party that obtains such license is required to [***] in consideration for the grant of such license in the Territory (“[***]”), then during the Term, Epirus shall bear forty-nine percent (49%) and Partner shall bear fifty-one percent (51%) of such [***], subject to adjustment of such cost allocation as determined by the JMC in the event that such Third Party license also relates to countries outside of the Territory.

10.3.  Patent Prosecution and Maintenance.

10.3.1.Epirus Patent Rights.  Epirus shall have the sole right, but not the obligation, to file, prosecute and maintain all Epirus Patent Rights using patent counsel selected by Epirus, at Epirus’s sole cost and expense.  Partner shall not disclose to Third Parties the existence of any unpublished patent applications that are Epirus Patent Rights, or any Know-How contained therein that is not otherwise disclosed publicly at the time of filing of any such unpublished patent applications.

10.3.2.Partner Patent Rights.  Partner shall have the sole right, but not the obligation, to file, prosecute and maintain all Partner Patent Rights using patent counsel selected by Partner, at Partner’s sole cost and expense.  Epirus shall not disclose to Third Parties the existence of any unpublished patent applications that are Partner Patent Rights, or any Know-How contained therein that is not otherwise disclosed publicly at the time of filing of any such unpublished patent applications.

10.3.3.Joint Patents.  Epirus shall prosecute and maintain in the name of both Parties Patent Rights covering Joint Inventions (“Joint Patents”).  The Out of Pocket Costs for such prosecution and maintenance shall be borne fifty-one percent (51%) by Partner and forty-nine percent (49%) by Epirus, subject to [***] as determined by the JMC in the event that such Joint Patents are [***].  Epirus shall reasonably inform and consult with Partner on the preparation, prosecution and maintenance of such Joint Patents, including providing Partner with copies of draft documents and filings reasonably in advance of any filing for Partner’s review and comment.  Epirus agrees to consider in good faith any changes reasonably requested by Partner to such documents promptly upon their being received.  In the event that Epirus elects not to prosecute or maintain patent protection on any Joint Patents, Epirus shall notify Partner at least [***] before any such Patent Rights would become abandoned or otherwise forfeited, and Partner shall have the right (but not the obligation), [***], to prosecute and maintain such Joint Patents in the name of both Parties. Each Party shall provide the other Party with all reasonable assistance and cooperation, at the request [***] of the requesting Party, in patent prosecution and maintenance efforts, including providing all necessary powers of attorney and executing any other required documents or instrument for such prosecution.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.4.Third Party Claims and Enforcement.

10.4.1.Notice.  If the Development, Manufacture, or Commercialization of Licensed Products in the Territory results in a claim of infringement by a Third Party of any Patent Rights of such Third Party (a “Product Infringement Claim”), the Party first having notice thereof shall promptly notify the other Party in writing, setting forth the facts of the claim in reasonable detail.

10.4.2.Third Party Claims.  Each Party shall consult with the other Party regarding the strategy for such defense or action in the Territory and keep the other Party reasonably informed regarding the same.  Any Losses and Claims incurred by Partner as a result of a Product Infringement Claim (including all Losses and Claims for which Partner must indemnify Epirus pursuant to Section 13.1 (Indemnification by Partner)), shall be deducted from Net Sales in the calculation of Operating Margin in accordance with the definition of Operating Margin.

10.4.3.Enforcement of Patent Rights.

(a)Each Party shall notify the other Party promptly of any Third Party conduct that it reasonably believes is a potential infringement of Epirus Patent Rights, Partner Patent Rights and Joint Patents in the Territory.  The Parties shall thereafter consult and cooperate fully to investigate and determine a course of action.

(b)Epirus shall have the first right, but not the obligation, to enforce Epirus Patent Rights and Joint Patents against potential Third Party infringement in the Territory (and to defend any declaratory judgment action alleging the invalidity, unenforceability or non-infringement of any such Patent Right).  If Epirus fails to initiate legal action or otherwise take steps to abate such infringement within [***] after a written request by Partner to do so, Partner, in its discretion, may undertake such action as it deems necessary to enforce or defend the Epirus Patent Rights and Joint Patents in the Territory.  Partner shall have the first right, but not the obligation, to enforce Partner Patent Rights against potential Third Party infringement in the Territory (and to defend any declaratory judgment action alleging the invalidity, unenforceability or non-infringement of any such Patent Right).  If Partner fails to initiate legal action or otherwise take steps to abate such infringement within [***] after a written request by Epirus to do so, Epirus, in its discretion, may undertake such action as it deems necessary to enforce or defend the Partner Patent Rights in the Territory.

(c)The Party initiating the action under this Section 10.4.3(c) (Enforcement of Patent Rights) shall have control over the handling of the litigation, including the selection of counsel and settlement; provided,  however, that no Party shall settle any action in a manner that will substantively adversely affect the rights of either Party in the Territory or Epirus outside the Territory (including the licenses granted herein) without the consent of such other Party, which consent shall not be unreasonably withheld; provided further that such other Party shall have the right (except in the case of a conflict) to be represented in such action by separate counsel of its own choice.  The Party controlling such litigation shall keep the other Party reasonably informed about the status and developments in such action, including considering, in good faith, the input of the other Party regarding the strategy and handling of the litigation.

(d)All costs and expenses incurred by either Party pursuant to the enforcement activities contemplated in this Section 10.4.3 (Enforcement of Patent Rights) shall be borne fifty-one percent (51%) by Partner and forty-nine percent (49%) by Epirus, subject to adjustment of such cost allocation as determined by the JMC in the event that such enforcement activities also apply outside of the Territory.  Each Party shall reimburse the other Party such portion of the costs and expenses incurred by the other Party to which the enforcement activities relate; any such costs and expenses

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

incurred by Partner after First Commercial Sale of such Licensed Product shall be deducted from Net Sales to arrive at the calculation of Operating Margin in accordance with the definition of Operating Margin.

10.4.4.Cooperation.  Each Party shall cooperate fully and provide each other with information or assistance that the other Party may reasonably request in connection with any defense, enforcement, litigation or other action initiated pursuant to this Section 10.4 (Third Party Claims and Enforcement), including voluntarily consenting to be named as a party in an action commenced or defended by the other Party.

10.5.Further Actions.  Each Party shall cooperate with the other Party to execute all documents and take all reasonable actions requested by the other Party to effect the intent of this Article 10 (Intellectual Property and Inventions).

11.REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMERS; LIMITATION OF LIABILITY.

11.1.Representations and Warranties of the Parties.  Each Party hereby represents and warrants to the other Party that:

11.1.1.such Party (i) is a corporation duly organized and subsisting under the laws of its jurisdiction of organization and (ii) has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

11.1.2.such Party has the power, authority and legal right, and is free to enter into this Agreement and, in so doing, will not violate any other agreement to which such Party is a party as of the Effective Date, or conflict with the rights granted to any Third Party;

11.1.3.this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity;

11.1.4.such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement;

11.1.5.such Party has obtained all necessary consents, approvals, and authorizations of all Regulatory Authorities and other Third Parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder;

11.1.6.the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation, bylaws, limited partnership agreement, or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any Applicable Law or any contractual obligation or court or administrative order by which such Party is bound;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.1.7.solely in the case of Epirus, it represents and warrants to Partner that Epirus controls the Epirus Technology, including rights to data from Clinical Trials and that to the best of Epirus knowledge at the Effective Date, none of the Epirus Technology including rights to data from Clinical Trials related to the BOW050, will infringe any Third Party rights as of the expected first commercial launch date in the Territory;

11.1.8.each Party covenants that all of the activities it takes under or pursuant to this Agreement shall comply with all Applicable Law, rules and regulations, including, without limitation, the applicable anticorruption laws and regulations relevant to the Development, Manufacture, supply and Commercialization of Licensed Product in the Territory;

11.1.9.solely in the case of Epirus, it shall use all Commercially Reasonable Efforts to secure from its existing Sublicensee the rights to those additional countries specified in the proviso to clause (ii) of the definition of “Territory” in order to include them, if and when available, as part of the Territory hereunder; and

11.1.10.  solely in the case of Epirus, it represents and warrants to Partner that at the Effective Date no license or any other right, including without limitation the right to the Development, Manufacture, supply or Commercialization  of Licensed Product, [***] has been granted to any Third Party with respect to the Territory that would conflict with the rights being granted to Partner hereunder.

11.2.Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY PROVIDES ANY REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED, REGARDING THE LICENSED PRODUCTS, AND EACH PARTY HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS AND IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND FREEDOM FROM INFRINGEMENT OF THIRD PARTY RIGHTS.

12.CONFIDENTIALITY.

12.1.Confidential Information.  For the Term and for a period of twenty (20) years thereafter, each Party shall maintain in confidence all Know-How and other information of the other Party disclosed or provided to it by the other Party, including any and all Know-How disclosed under the Confidentiality Agreement between the Parties dated July 23, 2013 (together with all embodiments thereof, the “Confidential Information”).  Confidential Information shall include Know-How generated hereunder and Know-How regarding intellectual property and confidential or proprietary Know-How of Third Parties, in each case as disclosed by one Party to the other Party.  The terms and conditions of this Agreement also shall be deemed Confidential Information of both Parties.

12.2.Degree of Care; Permitted Use.  Each Party shall take reasonable steps to maintain the confidentiality of the Confidential Information of the other Party, which steps shall be no less protective than those steps that such Party takes to protect its own Confidential Information of a similar nature, and in no event less than a reasonable degree of care.  Neither Party shall use or permit the use of any Confidential Information of the other Party except for the purposes of carrying out its obligations or exercising its rights under this Agreement, and neither Party shall copy any Confidential Information of the other Party except as may be reasonably necessary or useful for such purposes.  All Confidential Information of a Party, including all copies and derivations thereof, is and shall remain the sole and exclusive property of the disclosing Party and subject to the restrictions provided for herein.  Neither Party shall disclose any Confidential Information of the other Party other than to those

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of its directors, officers, employees, actual or potential acquirers or investors, independent contractors, actual or potential Sublicensees, actual or potential assignees, agents, and external advisors directly involved in or concerned with the carrying out of this Agreement, on a strictly applied “need to know” basis; provided,  however, that such persons and entities are subject to confidentiality and non-use obligations at least as stringent as the confidentiality and non-use obligations provided for in this Article 12 (Confidentiality), and each Party shall be responsible for any actions of its employees or Sublicensees as if such actions were taken by the Party itself.

12.3.Exceptions.  The obligations of confidentiality and non-use set forth in Section 12.2 (Degree of Care; Permitted Use) shall not apply to any portion of Confidential Information that the receiving Party can demonstrate by contemporaneous written records was (i) known to the general public at the time of its disclosure to the receiving Party, or thereafter became generally known to the general public, other than as a result of actions or omissions of the receiving Party or anyone to whom the receiving Party disclosed such portion; (ii) known by the receiving Party prior to the date of disclosure by the disclosing Party; (iii) disclosed to the receiving Party on an unrestricted basis from a source unrelated to the disclosing Party and not under a duty of confidentiality to the disclosing Party; or (iv) independently developed by the receiving Party by personnel that did not have access to or use of Confidential Information of the disclosing Party.  Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or known to the general public or in the rightful possession of the receiving Party unless the combination itself are published or known to the general public or are in the rightful possession of the receiving Party.

12.4.Permitted Disclosures.  The obligations of confidentiality and non-use set forth in Section 12.2 (Degree of Care; Permitted Use) shall not apply to the extent that the receiving Party is required to disclose Know-How pursuant to (i) an order of a court of competent jurisdiction, (ii) Applicable Law, (iii) regulations or rules of a securities exchange, (iv) requirement of a governmental agency for purposes of obtaining approval to test or market Licensed Product, (v) subject to the terms of Section 12.2 (Degree of Care; Permitted Use), disclosure of Confidential Information to a patent office for the purposes of filing Patent Rights, or (vi) the exercise by each Party of its rights granted to it under this Agreement or its retained rights; provided that, to the extent allowed under Applicable Law, (a) in the case of (i) through (iv), the receiving Party shall provide prior written notice thereof to the disclosing Party and sufficient opportunity for the disclosing Party to review and comment on such required disclosure and request confidential treatment thereof or a protective order therefor, and (b) in the case of (vi), such disclosure is made under confidentiality obligations and restrictions on use comparable to those set forth in this Article 12 (Confidentiality).

12.5.Return of Confidential Information.  Each Party shall return or destroy, at the other Party’s instruction, all Confidential Information of the other Party in its possession upon expiration or termination of this Agreement, or destroy such Confidential Information, at the disclosing Party’s election and written request.  The receiving Party shall provide a written confirmation of such destruction within [***] of such destruction; provided,  however, that the foregoing shall not apply to any Confidential Information that is necessary to allow such Party to perform its obligations or exercise any of its rights that expressly survive the termination or expiration of this Agreement.

12.6.Public Disclosure.  The Parties agree that the initial public announcement of the execution of this Agreement shall be in the form of the press release attached to this Agreement as Exhibit E.  Thereafter, during the Term, each Party shall submit to the other Party for review and approval all proposed press releases and other publications and public presentations relating to the Epirus Technology, Licensed Products or this Agreement that have not been previously disclosed.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Each Party shall provide copies of any such publications and presentations issued by such Party to the other Party within [***] after such release.

13.INDEMNITIES; LIABILITY; INSURANCE.

13.1.  Indemnification by Partner.  Partner shall indemnify, defend, and hold harmless Epirus and its employees, directors, officers and agents, and their respective successors, heirs and assigns and representatives (the “Epirus Indemnitees”), from and against any and all Third Party claims claims and all damages, losses, suits, proceedings, liabilities, costs (including without limitation reasonable legal expenses, costs of litigation, and reasonable attorney’s fees) or judgments, whether for money or equitable relief, of any kind arising from such Third Party claims(“Losses and Claims”), to the extent arising out of or relating to, directly or indirectly: (i) Commercialization of Licensed Products in the Territory by or on behalf of Partner or its Sublicensees, including Losses and Claims based upon product liability; (ii) the gross negligence, recklessness, or wrongful intentional acts or omissions of Partner and its employees, officers, independent contractors, consultants, or agents, in connection with Partner’s performance of its obligations or exercise of its rights under this Agreement; or (iii) any breach by Partner of any representation, warranty, covenant, or obligation set forth in this Agreement; except in any such case for Losses and Claims to the extent reasonably attributable to any negligence, recklessness, willful misconduct, or breach of this Agreement by Epirus or an Epirus Indemnitee.

13.2.Indemnification by Epirus.  Epirus shall defend, indemnify, and hold harmless Partner and their respective employees, directors, officers and agents, and their respective successors, heirs and assigns and representatives (the “Partner Indemnitees”) from and against all Losses and Claims, to the extent arising out of or relating to, directly or indirectly: (i) the Development, Manufacture (including Manufacture by Epirus in the Territory), or Commercialization of Licensed Products outside the Territory, including Losses and Claims based upon product liability; (ii) the negligence, recklessness, or wrongful intentional acts or omissions of Epirus or its employees, officers, independent contractors, consultants, or agents, in connection with Epirus’s performance of its obligations or exercise of its rights under this Agreement; or (iii) any breach by Epirus of any representation, warranty, covenant, or obligation set forth in this Agreement; except in any such case for Losses and Claims to the extent reasonably attributable to any negligence, recklessness, willful misconduct, or breach of this Agreement by Partner or a Partner Indemnitee.

13.3.Indemnification Procedure.  Each Party, if seeking indemnification under this Article 13 (Indemnities; Liability; Insurance) (the “Indemnitee”), shall give prompt written notice of the claim to the other Party (the “Indemnitor”); provided,  however, that any failure or delay in providing such notice will not relieve the Indemnitor of its indemnification obligation, except to the extent it is actually prejudiced by such failure or delay.  Each Party shall furnish promptly to the other Party, copies of all papers and official documents received in respect of any Losses and Claims.  The Indemnitee shall cooperate as requested by the Indemnitor in the defense against any Losses and Claims.  The Indemnitor shall have the right to assume and control the defense of the indemnification claim at its own expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided,  however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings.  If the Indemnitor does not assume the defense of the indemnification claim as described in this Section 13.3 (Indemnification Procedure), the Indemnitee may defend the indemnification claim but shall have no obligation to do so.  The Indemnitee shall not settle or compromise the indemnification claim without

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the prior written consent of the Indemnitor, and the Indemnitor shall not settle or compromise the indemnification claim in any manner which would have an adverse effect on the Indemnitee’s interests (including any rights under this Agreement or the scope or enforceability of any Patent Rights or Confidential Information or other rights licensed to Partner by Epirus hereunder), without the prior written consent of the Indemnitee, which consent, in each case (by Indemnitor or Indemnitee), shall not be unreasonably withheld.  The Indemnitee shall reasonably cooperate with the Indemnitor at the Indemnitor’s expense and shall make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information shall be subject to Article 12 (Confidentiality).  The Indemnitor shall not be liable for any settlement or other disposition of Losses and Claims by the Indemnitee which is reached without the written consent of the Indemnitor, which consent shall not be unreasonably withheld.

13.4.Insurance.  Each Party shall procure and maintain insurance, including commercial general liability insurance, having product and completed operations coverage adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated at all times during which any Development,  Manufacture or Commercialization of Licensed Product is conducted by such Party pursuant to this Agreement and for a [***] period thereafter.

13.5.Exclusion of Damages.  WITHOUT LIMITING THE PARTIES’ OBLIGATIONS AND LIABILITIES UNDER THIS ARTICLE 13 (INDEMNITIES; LIABILITY; INSURANCE), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON-PERFORMANCE HEREUNDER.

14.TERM AND TERMINATION.

14.1.Term; Expiration.  The term of this Agreement shall commence as of the Effective Date and, unless sooner terminated as specifically provided in this Agreement, shall continue in effect in perpetuity (the “Term”).

14.2.Termination for Breach.  If either Party believes the other is in breach of one or more of its fundamental obligations under this Agreement, it may give notice of such breach to the other Party, which Party shall have [***] in which to remedy such breach.  If such alleged breach is not remedied such [***] period, the non-breaching Party shall be entitled, in addition to any other remedies available to it by law or in equity, to terminate this Agreement in its entirety, or with respect to the Licensed Product or Licensed Products or to a country or countries in the Territory each, a “Terminated Country”) to which such breach applies, upon further written notice to the other Party.

14.3.    Termination upon Insolvency.  To the extent permitted under Applicable Law, a non-affected Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country, administrative region, district, or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if such other Party proposes a written agreement of composition or extension of its debts, or if such other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [***] after the filing thereof, or if such other Party shall propose or be a party to any dissolution or liquidation, or if such other Party shall make an assignment for the benefit of its creditors.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.4.Termination upon Legal Challenge on Epirus Patent Rights.  Epirus may terminate this Agreement in its entirety, effective upon [***] written notice to Partner, if Partner or any of its Sublicensees commences legal proceedings, or assists any Third Party in legal proceedings, to challenge the validity, enforceability, or ownership of any Epirus Patent Rights.

14.5.Consequences of Termination.  Upon termination of this Agreement by either Party in accordance with the provisions of Sections 14.2 through 14.4 above, either in its entirety, with respect to one or more Licensed Product(s) (each such Licensed Product subject to termination, a “Reverted Product”), then as of the effective date of such termination the following will apply; provided,  however,  that where this Agreement has been terminated with respect to a Reverted Product in a Terminated Country (but not for the entire Territory), then the following will apply only to such Reverted Product in such Terminated Country, as applicable:

(a)(i)  all rights granted by the terminating Party to the other Party in and to the Reverted Products under this Agreement, including the licenses and rights of regulatory reference granted hereunder, shall terminate with respect to the Reverted Products in the Territory (or Terminated Countries, as applicable), and all such rights shall revert in their entirety to the terminating Party, (ii) the terminating Party shall retain all rights granted to it by the other Party hereto, including the licenses and rights of regulatory reference granted hereunder, subject to such terminating Party’s continued fulfillment of the remaining terms and conditions of this Agreement, and (iii) if Epirus is the terminating Party, Partner shall cease all sales of Reverted Products in the Territory (or Terminated Countries, as applicable);

(b)The terminated Party shall transfer to the terminating Party (or its designee), all Regulatory Approvals and related Regulatory Materials for the Reverted Products in the Territory (or Terminated Countries, as applicable), subject to Applicable Laws; and

(c)If the terminated Party (or its designee) is Manufacturing the Reverted Products for Development or Commercialization at the time of termination of this Agreement with respect to such Reverted Product, then such terminated Party hereby agrees to continue Manufacturing such Reverted Product on the same terms for such time until the terminating Party procures a commercially reasonable alternative source of Reverted Products; provided,  however, that the terminating Party uses commercially reasonable efforts to find such alternative source and in no event will the terminated Party (or its designee) be required to continue Manufacturing the Reverted Products for more than twenty-four (24) months after such termination of this Agreement.

The terminated Party shall take all such other action as may be reasonably requested to permit the terminating Party (at the terminating Party’s reasonable cost and expense) to Commercialize the Reverted Products in the Territory (or Terminated Countries, as applicable).

14.6.Alternative Remedy for Material Breach by Epirus.  If Epirus breaches its fundamental obligations under this Agreement with respect to a Licensed Product and fails to cure such breach within the cure period set forth in Section 14.2 (Termination for Breach), then, at the option of Partner, in lieu of terminating this Agreement on account of such breach pursuant to Section 14.2 (Termination for Breach), and as its sole and exclusive remedy under the Agreement for such material breach, Epirus’s profit share pursuant to Section 8.1 (Profit Share) shall be reduced hereunder to [***] of the Operating Margin (instead of forty-nine percent (49%)) in respect of such Licensed Product. All other provisions in this Agreement relating to shared costs or payments, including those shared costs or payments that are deducted from Net Sales in the calculation of Operating Margin in accordance with the definition of Operating Margin, shall be similarly adjusted by the JMC so that

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Epirus will bear [***] and Partner will bear [***] of such costs and payments as related to such Licensed Product in the Territory.  Except as set forth in this Section 14.6 (Alternative Remedy for Material Breach by Epirus), all other rights and obligations of the Parties under this Agreement shall remain in full force and effect.

14.7.Surviving Obligations.  The following provisions shall survive the termination of this Agreement:

(a)with respect to the conduct of the Parties and Licensed Products sold in the Territory prior to the termination of this Agreement: the obligations of the Parties under Section 5.4 (Recalls), Section 6.6 (Regulatory Inspections), Article 8 (Profit Share), Section 8.5 (Late Payments), Article 9 (Records and Audits) to the extent provided in Section 9.3 (Survival), Article 10 (Intellectual Property and Inventions) to the extent of Inventions made prior to such termination; and

(b)for all other conduct hereunder, Article 12 (Confidentiality), Article 13 (Indemnities; Liability; Insurance),  Section 14.5 (Consequences of Termination), Section 14.7 (Surviving Obligations), Article 15 (Dispute Resolution) and Section 16.3 (Notices), Section 16.9 (Construction), and Section 16.10 (Governing Law)

Termination of this Agreement shall not (i) relieve either Party from obligations that are expressly indicated to survive termination of this Agreement or (ii) relieve either Party of any obligation accruing prior to termination.  Any termination of this Agreement or this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement or this Agreement, as applicable, prior to expiration or termination, including the obligation to make any payments under this Agreement.  Except as expressly stated otherwise herein, termination by a Party shall not be an exclusive remedy and all other remedies will be available to the terminating Party, in equity and at law.

14.8.Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by Epirus are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 91 of the United States Bankruptcy Code or any applicable foreign equivalent thereof.  The Parties agree that Partner, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code or any applicable foreign equivalent thereof.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the United States Bankruptcy Code, the Party that is not a party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.  Further, each Party agrees and acknowledges that all payments made pursuant to Article 8 (Profit Share) of this Agreement constitute “royalties” within the meaning of Section 365(n) of the Bankruptcy Code.

15.DISPUTE RESOLUTION.

15.1.Exclusive Dispute Resolution Mechanism.  In the event that the Parties cannot reach agreement through good faith negotiation to resolve any dispute, controversy or claim arising out of or in connection with this Agreement and any other agreement entered into pursuant hereto or in

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

connection herewith (including matters relating to any Party’s rights or obligations hereunder or regarding the construction, interpretation, and enforceability of such agreements) (collectively, “Disputes”), the procedures set forth in this Article 15 (Dispute Resolution) shall be the exclusive mechanism for resolving any such Dispute between the Parties that may arise from time to time except as set forth in Article 3 (Governance) or unless otherwise set forth herein.

15.2.Resolution by Executive Officers.  Except as otherwise provided in this Agreement, in the event of any Dispute, the Parties shall first attempt in good faith to resolve such Dispute through negotiation and consultation between the Parties.  In the event that such Dispute is not resolved on an informal basis within [***] after one Party provides notice to the other Party of such Dispute, either Party may, by written notice to the other Party, escalate the good faith negotiation of such Dispute.  Such escalated Disputes shall be referred to the Chief Executive Officer of Epirus and the Chief Executive Officer of Partner (collectively the “Executive Officers”), who shall have a period of [***] to resolve the Dispute.  Except as set forth in Section 3.2.3 (Decision-Making), in the event that any matter is not resolved under the foregoing provisions, either Party may, at its sole discretion, seek resolution of such Dispute in accordance with Section 15.3 (Arbitration).

15.3.Arbitration.  Except as set forth in Section 15.4 (Preliminary Injunctions) and Section 15.5 (Patent Disputes), or unless otherwise set forth herein, any Dispute that is not resolved pursuant to Section 15.2 (Resolution by Executive Officers) shall be exclusively and finally resolved by binding arbitration pursuant to this Section 15.3 (Arbitration).  Any arbitration shall be settled under the Rules of Arbitration of the International Chamber of Commerce.  The panel of arbitrators will be comprised of one (1) arbitrator chosen by Epirus, one (1) arbitrator chosen by Partner and a third arbitrator chosen by the two (2) Party-chosen arbitrators.  The place of the arbitration shall be London, England, and the language of the arbitration shall be English.  In addition to the ICC Rules, the Parties agree that the arbitration shall be conducted according to the IBA Rules of Evidence.  The Parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another Party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a Party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.  The arbitrator(s) may award to the prevailing Party, if any, as determined by the arbitrator(s), its expenses including attorneys’ fees.  Judgment upon any award(s) rendered by the arbitrator(s) shall be final and binding on the Parties, and may be entered in any court having jurisdiction thereof.  All proceedings and decisions of the arbitrator(s) shall be deemed to be Confidential Information of each of the Parties, and shall be subject to Article 12 (Confidentiality).

15.4.Preliminary Injunctions.  Notwithstanding anything in this Agreement to the contrary, a Party may seek a temporary restraining order or a preliminary injunction from any court of competent jurisdiction as provided in Section 16.9 (Governing Law) in order to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the decision of the arbitrator(s) on the ultimate merits of any Dispute.

15.5.Patent Disputes.  Notwithstanding anything in this Agreement to the contrary, any and all issues regarding the scope, construction, validity, and enforceability of any Patent Rights in a country within the Territory shall be determined in a court or other governmental authority of competent jurisdiction under the applicable patent laws of such country, as provided in Section 16.9 (Governing Law).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

16.MISCELLANEOUS.

16.1.Assignment.  Neither Party may assign this Agreement without prior written consent from the other Party, except that no such consent shall be required for either Party to assign its rights or transfer its obligations to its Affiliates or in connection with the sale or transfer of the majority of its stock or all or substantially all of its assets or of the business to which this Agreement relates, whether as part of a merger, sale of stock, sale of assets or otherwise.  This Agreement shall be binding upon and inure to the successors and permitted assignees of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successor’s and permitted assigns to the extent necessary to carry out the intent of this Agreement.  Any assignment not in accordance with this Section 16.1 (Assignment) shall be null and void.  Any agreement that provides for an assignment of this Agreement shall be consistent with and subject to the terms and conditions of this Agreement and shall oblige the assignee to comply with all the terms of this Agreement.  The Party assigning this Agreement shall promptly furnish the other Party with a fully signed photocopy of all assignment agreements.

16.2.Future Acquisition of a Party or its Business.  Notwithstanding Section 2.6 (Affiliates) or anything to the contrary in this Agreement, in the event of an acquisition of a Party or its business by a Third Party (an “Acquirer”) after the Effective Date, directly or indirectly, whether by merger, asset purchase or otherwise, as to any such Acquirer, (i) any Patent Rights, Know-How, or Regulatory Approval that are held by the Acquirer or any Affiliate of the Acquirer that becomes an Affiliate of the acquired Party as a result of such acquisition shall be deemed not to be Controlled by the acquired Party, and the non-acquired Party shall not obtain any rights, licenses or access to the same and (ii) such Acquirer of Epirus or Partner shall not be obligated to comply with the covenants in Section 7.6.1(a) (Partner Covenants) or Section 7.6.2(a) (Epirus Covenants), as applicable, with respect to any biosimilar infliximab, adalimumab or tocilizumab product (or any product that is a biosimilar of the reference compound for a Licensed Compound added to this Agreement pursuant to Section 2.5 (Additional Licensed Compounds)) Controlled by such Acquirer immediately prior to such acquisition.

16.3.Notices.  Subject to the exception set out below in this Section 16.3,all communications hereunder shall be in writing, electronic mail or by confirmed fax, and shall be deemed to have been duly given (i) upon personal delivery, (ii) upon delivery by a recognized international courier or registered mail, provided, that notice which was sent in accordance with this Section 16.3 and the addressee has refused to accept its delivery shall be deemed as duly delivered on the day the annotation on refusal of delivery has been made by the delivering party , (iii) one (1) business day after confirmation of transmission, if sent by electronic mail or fax, to the e-mail address or fax number set forth below or such other address, e-mail address or fax number as either Party may specify by notice sent in accordance with this Section 16.3 (Notices):

If to Epirus, addressed to:c/o Epirus Biopharmaceuticals, Inc.

699 Boylston Street, 8th Floor

Boston, MA  02199

Attn:  General Counsel

Telephone:  [***]

E-mail:  [***]

If to Partner, addressed to:Waldmannstrasse 8

8001 Zurich

Switzerland

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Attn. General Manager

Telephone: [***]

E-mail:

With a copy to:ZF Polpharma SA

ul. Pelplińska 19

83-200 Starogard Gdański

Poland

Attn:  Management Board Office

Notwithstanding any provision to the contrary the delivery of any notice relating to the exercise of the rights of the Parties to terminate the Agreement as provided for in Article 14 (Term and Termination), including notices alleging the occurrence of an event which may give rise to Party's right to terminate the Agreement, shall be delivered by recognized international courier or registered mail.

16.4.Further Actions.  At the request of the other Party, each Party shall execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.5.Force Majeure.  Neither Party shall be liable or responsible to the other Party for loss or damages, nor shall it have any right to terminate this Agreement for any default or delay attributable to any event beyond its reasonable control and without its fault or negligence, including acts of God, acts of government (including injunctions and clinical holds), fire, flood, earthquake, strike, lockout, labor dispute, breakdown of plant, shortage of critical equipment, loss or unavailability of manufacturing facilities or material, casualty or accident, civil commotion, acts of public enemies, acts of terrorism or threat of terrorist acts, blockage or embargo and the like; provided,  however, that in each such case the Party affected shall use reasonable efforts to avoid such occurrence and to remedy it promptly.  The Party affected shall give prompt notice of any such cause to the other Party.  The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled, and the Party receiving notice shall be similarly excused from its respective obligations which it is thereby disabled from performing; provided,  however, that such affected Party commences and continues to take reasonable and diligent actions to cure such cause.  Notwithstanding the foregoing, nothing in this Section 16.5 (Force Majeure) shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

16.6.Amendment.  No amendment, modification, or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

16.7.Waiver.  No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

16.8.Construction.  The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.  Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders.  The words “including”, “includes” and “such as” are used in their non-limiting sense and have the same meaning as “including without limitation” and “including but not limited to”.  The term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”  The word “will” shall be construed to

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

have the same meaning and effect as the word “shall.”  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.

16.9.Governing Law.  This Agreement shall be governed by and interpreted in accordance with the substantive laws of England and Wales without regard to its or any other jurisdiction’s choice of law rules that would result in the application of the laws of any jurisdiction other than England and Wales.  All questions concerning the construction or effect of Patent Rights shall be decided in accordance with the laws of the country in which the particular Patent Right concerned has been filed or granted, as the case may be.

16.10.Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.  In the event of such invalidity, the Parties shall seek to agree on an alternative enforceable provision that preserves the original purpose of this Agreement.

16.11.Entire Agreement.  This Agreement and the Exhibits attached hereto, together with agreements the conclusion of which is contemplated herein upon their conclusion, constitute and contain the complete, final and exclusive understanding and agreement of the Parties, and cancel and supersede any and all prior and contemporaneous negotiations, correspondence, understandings and agreements, whether oral or written, between the Parties respecting the subject matter hereof.  Neither Party shall be liable to nor bound by the other Party in any manner by any representations, warranties, covenants or agreements except as specifically set forth herein or therein.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the Parties and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

16.12.Counterparts; Electronic Delivery.  This Agreement may be executed simultaneously in two or more counterparts, any of which need not contain the signature of more than one Party but both such counterparts taken together shall constitute one and the same agreement.  Signatures to this Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

[Signature Page Follows]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, the Parties have, as of the Effective Date, duly executed this Agreement.

EPIRUS SWITZERLAND GmbH	SWISSPHARMA INTERNATIONAL AG
By: /s/ Amit Munshi	By: /s/ Marcel Schnarwiler
Name: Amit Munshi	Name: Marcel Schnarwiler
Title: President & CEO	Title: Delegate of the BOD

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A -- Initial JMC Decision Calendar

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B

Initial Development Plan - DRAFT

BOW015 Infliximab

[***]

BOW 050 Adalimumab

[***]

BOW 070 Tocilizumab

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Aggregate Clinical Trial Costs for Global Development Activities (BOW015, BOW050, BOW070)

USD M

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C

Basic Target Product Profile

1.Infliximab

[***]

2.Adalimumab

[***]

3.Tocilizumab

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit D

Initial Commercialization Plan [Indicative Outline]

[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit E

Press Release – DRAFT

EPIRUS Biopharmaceuticals and Polpharma Group Enter into a Multi-Product, Multi-Region, Profit-Sharing

Collaboration to Advance Biosimilar Portfolio Targeting $6 Billion Addressable Innovator Market

•Profit-sharing collaboration focused on the commercialization of EPIRUS’ biosimilars pipeline in EU, Middle East, Turkey, Russia and CIS territories ("Territories")

•Within the EU, EPIRUS retains commercial rights to Belgium, Luxembourg, Netherlands, Switzerland, Nordic countries and Austria

•Call to be hosted today at 9 a.m. ET

Boston, MA – (GlobeNewswire) – July 14, 2015 -- EPIRUS Biopharmaceuticals, Inc. (Nasdaq: EPRS) and Polpharma Group today announced the signing of a multi-product, multi-region profit-sharing collaboration for select EPIRUS biosimilars, including BOW015 (infliximab, reference biologic Remicade®), BOW050 (adalimumab, reference biologic Humira®) and BOW070 (tocilizumab, reference biologic Actemra®), representing  $6 billion in innovator sales in the specified territories.  Polpharma Group is a leading generics company based in Poland with annual sales of approximately $1 billion and a strong commercial infrastructure, including a salesforce of over 1,700 employees globally.

With EPIRUS leading the global product development and clinical program, both parties will jointly fund clinical development and collaborate on regulatory filings in the specified Territories.  EPIRUS will also be responsible for process development, scale-up and manufacturing, with Polpharma Group overseeing commercialization across the territories.  Clinical development costs and eventual operating profit will be split 51 percent Polpharma Group and 49 percent EPIRUS.  Polpharma Group will contribute approximately $30 million towards clinical development costs, as well as cover product launch costs across all three programs.

“This profit-sharing collaboration with Polpharma Group enables us to better direct our business and retain future value,” said Amit Munshi, president and chief executive officer, EPIRUS Biopharmaceuticals.  “We have an aggressive plan to bring our products to markets globally and to build a pure-play, sustainable and profitable biosimilar business. To achieve this goal, we need an equally aggressive partner with aligned objectives.  Polpharma Group is rooted in over 80 years of experience in highly competitive global markets with complex generics.  They have already made a substantial commitment to the biosimilar space with a vision to expand.”

Within the EU, EPIRUS retains the commercial rights to Belgium, Luxembourg, Netherlands, Switzerland, Nordic countries and Austria, allowing the Company to build its direct commercial footprint.  EPIRUS also retains rights to North America and other global markets not addressed in this agreement.  A joint management board will oversee the collaboration.

“Partnering with EPIRUS allows us to combine their technical expertise with our commercial strength,” said Jerzy Starak, chairman of the supervisory board, Polpharma Group. “We are pleased to join the experience of both teams and the potential of these markets to provide patients with more affordable access to modern treatment.”

Conference Call and Webcast Information:

EPIRUS leadership team will host a conference call and webcast today, July 14, 2015 at 9 a.m. Eastern Time.  To access the conference call, please dial 1-855-638-3957 (United States) or 1-224-633-1318 (International). The conference ID is 81626670.  The webcast can be accessed on EPIRUS’ website at www.epirusbiopharma.com.  Please connect to either the conference call or webcast at least 10 minutes early to ensure adequate time to register.  The webcast will be archived on EPIRUS’ website for a period of three months.

About EPIRUS Biopharmaceuticals

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EPIRUS Biopharmaceuticals (Nasdaq:EPRS) is a biopharmaceutical company focused on building a pure-play, sustainable, profitable biosimilar business.  As such, EPIRUS will be able to improve patient access to important, cost-effective medicines worldwide.  EPIRUS' current pipeline of biosimilar product candidates includes BOW015 (infliximab, reference biologic Remicade®), BOW050 (adalimumab, reference biologic Humira®) and BOW070 (tocilizumab, reference biologic Actemra®).  The reference products for these candidates together generated $23 billion in global sales for 2014, according to EvaluatePharma®.  EPIRUS has developed distinct strategies to penetrate the global market, leveraging partnerships to optimize value retention over the long-term.  For more information visit EPIRUS’ website at www.epirusbiopharma.com.

Remicade is a registered trademark of Johnson and Johnson (www.jnj.com)

Humira is a registered trademark of AbbVie (www.abbvie.com)

Actemra is a registered trademark of Chugai Seiyaku Kabushiki Kaisha Corp., a member of the Roche Group (www.gene.com)

About Polpharma Group

Polpharma Group is a leading generics player based in Poland, operating across Europe, the Caucasus and Central Asia, with manufacturing subsidiaries in Russia and Kazakhstan.  Polpharma Group is among the top 20 generic drug manufacturers in the world with annual sales of approximately $1 billion.  Polpharma Group’s portfolio includes about 600 products with another 200 in pipeline.  It is also one of the leading European API producer delivering products for pharmaceutical companies worldwide.  In order to provide patients with more affordable access to modern biologic drugs, Polpharma Group has decided to focus on biosimilar products.  It has created a state-of-the-art R&D and production center, and established strategic partnerships in addition to expanding its capabilities in the development and commercialization of biosimilars.  For more information visit Polpharma Group’s website at www.polpharma.pl/en.

Forward-Looking Statements

Various statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  In addition, when or if used in this document, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to EPIRUS or its management may identify forward-looking statements.  EPIRUS cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by EPIRUS to secure and maintain relationships with collaborators and single-source contract manufacturers; risks relating to clinical trials; risks relating to the commercialization, if any, of EPIRUS’ proposed product candidates (such as marketing, regulatory, product liability, supply, competition, and other risks); dependence on the efforts of third parties; dependence on intellectual property; risks related to the loss of any of EPIRUS’ key management personnel; risks that EPIRUS may lack the financial resources and access to capital to fund proposed operations and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of EPIRUS’ annual report on Form 10-K for the fiscal year ended December 31, 2014 which is on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in EPIRUS’ annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect EPIRUS’ results. There can be no assurance that the actual results or developments anticipated by EPIRUS will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, EPIRUS. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All written and verbal forward-looking statements attributable to EPIRUS or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. EPIRUS cautions investors not to rely too heavily on the forward-looking statements EPIRUS makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and EPIRUS undertakes no obligation,

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Jennifer Almond, EPIRUS Biopharmaceuticals, Inc.

+1-617-606-3288

ir@epirusbiopharma.com

Magdalena Rzeszotalska, Polpharma Group

+48 607 696 473

magdalena.rzeszotalska@polpharma.com

Source: EPIRUS Biopharmaceuticals, Inc.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.